       INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT.

                   SUBJECT TO COMPLETION, DATED MARCH 3, 1998

             PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED MAY 27, 1997

                                  $100,000,000

                                     [LOGO]

                        DUKE REALTY LIMITED PARTNERSHIP
             PUTTABLE RESET SECURITIES PURS-SM- DUE MARCH   , 2016
                                   ---------

    Interest on the Puttable Reset Securities PURS-SM- due March   , 2016 of
Duke Realty Limited Partnership is payable semiannually on March   and September
  of each year, commencing September   , 1998. From and including March   , 1998
to but excluding March   2006, interest on the Bonds will accrue at an annual
rate equal to     %. On March   , 2006, the interest rate may be reset as a
fixed rate determined by the Calculation Agent on the basis of certain bids to be requested from reference dealers, as described below. See "Description of Bonds--Interest" and "--Reset of Interest Rate."

    On the Reset Date specified above, Goldman, Sachs & Co. will have the right to purchase all of the outstanding Bonds (in whole and not in part) from the holders, at a price equal to 100% of the principal amount of the Bonds purchased. If Goldman, Sachs & Co. does not exercise its Call Option, then the Operating Partnership will repurchase from each holder on the Reset Date all of the holder's Bonds, at a price equal to 100% of the principal amount of the Bonds repurchased, unless the holder elects to retain them by notifying the Trustee in the required manner. In all cases, the Operating Partnership will remain obligated to pay accrued and unpaid interest on the Bonds on the Reset Date. These purchase rights and obligations are subject to the requirements and exceptions described in this document. See "Description of Bonds--Call Option" and "--Put Option."

    The Bonds will be represented by one or more global Bonds registered in the name of a nominee of The Depository Trust Company. Beneficial interests in the global Bonds will be shown on, and transfers will be effected only through, records maintained by DTC and its participants. Except as described in this document, Bonds in definitive form will not be issued. See "Description of Bonds--Global Securities."
                                 --------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT
       OR THE PROSPECTUS TO WHICH IT RELATES.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                 --------------

                                                                                                  PROCEEDS TO
                                      INITIAL PUBLIC                UNDERWRITING                   OPERATING
                                    OFFERING PRICE (1)              DISCOUNT (2)              PARTNERSHIP (1)(3)
                                ---------------------------  ---------------------------  ---------------------------
Per Bond......................             100%                           %                            %
Total.........................               $                            $                            $

--------------

(1) Plus accrued interest, if any, from March   , 1998.

(2) The Operating Partnership has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

(3) Before deducting estimated expenses of $        payable by the Operating
    Partnership. The proceeds to the Operating Partnership include an amount
    equal to     % of the principal amount of the Bonds, which will be paid by
    Goldman, Sachs & Co. in consideration of the Call Option it will have with respect to the Bonds.
                                 --------------

    The Bonds are offered severally by the Underwriters, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. The Bonds are expected to be ready for delivery in book-entry form only
through the facilities of DTC in New York, New York on or about March   , 1998,
against payment therefor in immediately available funds.

GOLDMAN, SACHS & CO.                                              UBS SECURITIES
                                   ---------

           The date of this Prospectus Supplement is March   , 1998.

CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE BONDS, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH BONDS, AND THE IMPOSITION OF A PENALTY BID, IN CONNECTION WITH THIS OFFERING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

               PURS-SM- IS A SERVICE MARK OF GOLDMAN, SACHS & CO.

    THE FOLLOWING INFORMATION IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS OR DOCUMENTS INCORPORATED HEREIN AND THEREIN BY REFERENCE. UNLESS INDICATED OTHERWISE, THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT IS PRESENTED AS OF SEPTEMBER 30, 1997. UNIT AND PER UNIT AMOUNTS IN THIS PROSPECTUS SUPPLEMENT REFLECT THE OPERATING PARTNERSHIP'S TWO-FOR-ONE UNIT SPLIT WHICH OCCURRED ON AUGUST 25, 1997. ALL REFERENCES TO THE "OPERATING PARTNERSHIP" IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS INCLUDE THE OPERATING PARTNERSHIP AND THOSE ENTITIES OWNED OR CONTROLLED BY THE OPERATING PARTNERSHIP, UNLESS THE CONTEXT INDICATES OTHERWISE.

    WHEN USED IN THIS PROSPECTUS SUPPLEMENT, THE WORDS "BELIEVES," "EXPECTS" AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED, AND
SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. SUCH STATEMENTS ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY. READERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE HEREOF. THE OPERATING PARTNERSHIP UNDERTAKES NO OBLIGATION TO PUBLICLY RELEASE THE RESULTS OF ANY REVISIONS TO THESE FORWARD-LOOKING STATEMENTS WHICH MAY BE MADE TO REFLECT EVENTS OR CIRCUMSTANCES AFTER THE DATE HEREOF OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

                           THE OPERATING PARTNERSHIP

    Duke Realty Limited Partnership (the "Operating Partnership" or the "Partnership") is managed by its general partner, Duke Realty Investments, Inc. (the "Company"), a self-administered and self-managed real estate investment trust (a "REIT"), and began operations through a related entity in 1972. At September 30, 1997, the Operating Partnership owned a diversified portfolio of 278 in-service industrial, office and retail properties (the "Properties"), encompassing approximately 34.2 million square feet located in seven states, and 31 buildings and one building expansion encompassing approximately 4.5 million square feet under development. The Operating Partnership also owned approximately 1,500 acres of unencumbered land (the "Land") for future development, of which approximately 72% is zoned for industrial use and which is typically located adjacent to the Properties. The Operating Partnership provides leasing, management, construction, development and other tenant-related services for the Properties and certain properties owned by third parties. The Operating Partnership believes that the Midwest offers a relatively strong and stable economy compared to other regions of the United States and provides significant growth potential due to its central location, established manufacturing base, skilled work force and moderate labor costs.

    The Operating Partnership has developed approximately 52 million square feet of commercial property since its founding including an average of approximately
4.4 million square feet per year during the last five years. In addition, the Operating Partnership acquired approximately 8.9 million square feet during the three years ended December 31, 1996. During the nine months ended September 30, 1997, the Operating Partnership placed in service 3.9 million square feet of new development and acquired 3.4 million square feet of property.

    The Operating Partnership manages approximately 47 million square feet of property, including over 8.2 million square feet owned by third parties. The Operating Partnership manages approximately 35% and 29% of all competitive suburban office, warehousing and light manufacturing space in Indianapolis and Cincinnati, respectively. In addition to providing services to more than 1,900 tenants in the Properties, the Operating Partnership provides such services to over 900 tenants in 92 properties owned by third parties. Based on market data maintained by the Operating Partnership, the Operating Partnership believes that it was responsible in the first six months of 1997 for approximately 67% and 34% of the net absorption (gross space leased minus lease terminations and expirations) of competitive suburban office, warehousing and light manufacturing space in Indianapolis and Cincinnati, respectively. The Operating Partnership believes that its dominant position in the primary markets in which it operates gives it a competitive advantage in its real estate activities.

    All of the Company's interests in the Properties and Land are held directly or indirectly by, and substantially all of its operations relating to the Properties are conducted through, the Operating Partnership. Partnership interests ("Units") in the Operating Partnership may be exchanged by the holders thereof, other than the Company, for common stock of the Company (the "Common Stock") on a one-for-one basis. Upon an exchange of Units for Common Stock, the Company's percentage interest in the Operating Partnership will increase. The Company controls the Operating Partnership as the sole general partner and owner, as of September 30, 1997, of approximately 92% of the Units. In addition, the senior management team of the Company owns approximately 10.75% of the Company through Common Stock and Unit ownership.

    The following tables provide an overview of the Properties as of September 30, 1997.

                             SUMMARY OF PROPERTIES
                       (IN THOUSANDS, EXCEPT PERCENTAGES)

                                                    PERCENT OF      ANNUAL NET    PERCENT OF TOTAL         OCCUPANCY
                                        SQUARE     TOTAL SQUARE      EFFECTIVE      NET EFFECTIVE             AT
TYPE OF PROPERTY                         FEET          FEET          RENT (1)        ANNUAL RENT      SEPTEMBER 30, 1997
-------------------------------------  ---------  ---------------  -------------  -----------------  ---------------------
Industrial...........................     23,256            68%     $    83,601              40%                94.5%
Office...............................      9,292            27          109,720              53                 96.6%
Retail...............................      1,692             5           15,601               7                 96.3%
                                       ---------           ---     -------------            ---
Total................................     34,240           100%     $   208,922             100%                95.1%
                                       ---------           ---     -------------            ---
                                       ---------           ---     -------------            ---

--------------

(1) Represents annual net effective rent due from tenants in occupancy as of September 30, 1997. Net effective rent ("Net Effective Rent") equals the average annual rental property revenue over the terms of the respective leases, excluding additional rent due as operating expense reimbursements, landlord allowances for operating expenses and percentage rents.

           SQUARE FOOTAGE AND ANNUAL NET EFFECTIVE RENT OF PROPERTIES
                       (IN THOUSANDS, EXCEPT PERCENTAGES)

                                                        SQUARE FEET
                                -----------------------------------------------------------   ANNUAL NET    PERCENT OF ANNUAL
                                                                               PERCENT OF      EFFECTIVE      NET EFFECTIVE
PRIMARY MARKET                  INDUSTRIAL    OFFICE     RETAIL      TOTAL        TOTAL        RENT (1)           RENT
------------------------------  -----------  ---------  ---------  ---------  -------------  -------------  -----------------
Indianapolis..................      13,624       1,458        194     15,276           45%    $    62,834              30%
Cincinnati....................       4,255       3,159        781      8,195           24          58,886              28
Columbus......................       2,071       1,481        219      3,771           11          26,362              13
St Louis......................       1,188         998     --          2,186            6          18,038               9
Cleveland.....................         790       1,201     --          1,991            6          16,841               8
Chicago.......................      --             995     --            995            3          15,199               7
Nashville                              634      --         --            634            2           4,333               2
Other (2).....................         694      --            498      1,192            3           6,429               3
                                -----------  ---------  ---------  ---------          ---    -------------            ---
  Total.......................      23,256       9,292      1,692     34,240          100%    $   208,922             100%
                                -----------  ---------  ---------  ---------          ---    -------------            ---
                                -----------  ---------  ---------  ---------          ---    -------------            ---
Percent of total square
  feet........................          68%         27%         5%       100%
                                -----------  ---------  ---------  ---------
                                -----------  ---------  ---------  ---------

--------------

(1) Represents annual Net Effective Rent due from tenants in occupancy as of September 30, 1997, excluding additional rent due as a result of operating expense reimbursements, landlord allowances for operating expenses and percentage rents.

(2) Represents properties not located in the Operating Partnership's primary markets. These properties are located in other similar Midwestern markets.

                              RECENT DEVELOPMENTS

OPERATING PERFORMANCE

    For the nine months ended September 30, 1997, the Operating Partnership reported the following information as compared to the same period in 1996.

                                                                                          1997           1996
                                                                                      -------------  -------------
                                                                                             (IN THOUSANDS)
OPERATING DATA:
Rental Operations revenue...........................................................  $     158,722  $     115,709
Service Operations revenue..........................................................         14,985         14,525
Earnings from Rental Operations.....................................................         57,629         38,948
Earnings from Service Operations....................................................          4,499          4,637
Operating income....................................................................         57,588         40,690
Net income available for common unitholders.........................................         51,430         41,296


                                                                                          1997           1996
                                                                                      -------------  -------------
                                                                                             (IN THOUSANDS)
BALANCE SHEET DATA (AS OF SEPTEMBER 30):
Real estate investments.............................................................  $   1,665,515  $   1,217,218
Total assets........................................................................      1,927,455      1,295,141
Total liabilities...................................................................        691,297        528,372
Total partners' equity..............................................................      1,235,992        766,427

                                                                                          1997           1996
                                                                                      -------------  -------------
                                                                                      (IN THOUSANDS, EXCEPT RATIOS
                                                                                       AND NUMBER OF PROPERTIES)
OTHER DATA:
Funds From Operations (1)...........................................................  $      81,947  $      63,631
Cash flow provided by (used by):
  Operating activities..............................................................        109,749         69,044
  Investing activities..............................................................       (380,494)      (202,403)
  Financing activities..............................................................        439,309        139,581
EBIDA...............................................................................        117,503         86,887
Ratio of earnings to fixed charges..................................................           2.13           2.22
Ratio of FFO to fixed charges.......................................................           2.89           2.99
Number of properties at end of period...............................................            278            233
In-service square footage at end of period..........................................         34,240         25,956
Under development square footage at end of period...................................          4,490          2,980

--------------

(1) Funds from Operations ("FFO") is defined by the National Association of Real Estate Investment Trusts ("NAREIT") as net income or loss excluding gains or losses from debt restructuring and sales of property plus depreciation and amortization, and after adjustments for minority interest, unconsolidated partnerships and joint ventures (adjustments for minority interests, unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis). FFO does not represent cash flow from operations as defined by generally accepted accounting principles, should not be considered as an alternative to net income as an indicator of the Operating Partnership's operating performance and is not indicative of cash available to fund all cash flow needs.

    For the fourth quarter ended December 31, 1997, the Operating Partnership reported net income available for common unitholders of $21.4 million on revenues of $78.4 million, which represents a significant increase from $17.4 million and $51.8 million, respectively, for the fourth quarter of 1996.

Funds from Operations also increased to $36.9 million for the fourth quarter of 1997 from $23.8 million for the fourth quarter of 1996.

FINANCING

    In July 1997, the Company issued 3.0 million Depositary Shares, each representing 1/10 of a Series B Cumulative Step-Up Redeemable Preferred Share, raising net proceeds of $146.1 million. These securities are not redeemable prior to September 30, 2007 and offer a cumulative distribution of 7.99% through September 2012, and 9.99% thereafter. The proceeds of this financing were contributed by the Company to the Operating Partnership and were fully used to reduce the outstanding balance on the Operating Partnership's unsecured line of credit and to fund the development and acquisition of additional rental properties.

    The Operating Partnership issued $100 million of unsecured Pass-through Asset Trust Securities ("PATS") on August 21, 1997. The PATS bear interest at a coupon rate of 6.95% and mature on August 15, 2004. The effective rate of the PATS is 7.347%, which includes the effect of the settlement of a forward Treasury lock agreement which the Operating Partnership entered into in April 1997. The Operating Partnership and an affiliate of the placement agent for the PATS can effectively agree to reset the interest rate and remarket the underlying notes with a maturity of August 15, 2011.

    The Operating Partnership reduced the interest rate on its $150.0 million unsecured line of credit from the 30-day London Interbank Offered Rate ("LIBOR") plus 1.25% to LIBOR plus 1.00% effective March 27, 1997. Effective August 28, 1997, the unsecured line of credit was increased to $200.0 million and the interest rate was reduced to LIBOR plus .80%. This line of credit also includes a "competitive bid option" and matures in April 2001.

    In September 1997, the Company issued approximately 10.5 million shares of its Common Stock for public sale through a group of underwriters, raising net proceeds of $214.4 million. The Company also issued 926,280 shares of Common Stock to a unit trust, raising net proceeds of approximately $18.9 million. In December 1997, the Company issued 449,438 shares of Common Stock to a unit trust, raising net proceeds of approximately $9.5 million. In February 1998, the Company issued 661,157 shares of Common Stock to a unit trust, raising net proceeds of approximately $14.3 million. In each case, the net proceeds were contributed by the Company to the Operating Partnership in exchange for additional Units.

DEVELOPMENT AND ACQUISITIONS

    During the first eleven months of 1997, the Operating Partnership completed development of and placed in service 28 properties and two property expansions comprising 5.3 million square feet at a total cost of $197.9 million. The Operating Partnership had 21 properties and two property expansions under development at November 30, 1997 comprising 4.2 million square feet expected to have a total cost of $203.4 million upon completion. Also during the first eleven months of 1997, the Operating Partnership acquired 83 properties with 8.3 million square feet at a total cost of $593.1 million.

    These property additions (the "New Properties"), totaling 17.9 million square feet, consist of 72% industrial, 25% office and 3% retail projects. The total cost of the New Properties is expected to be $994.4 million. At November 30, 1997, the New Properties which had been placed in service were 92% leased, and the New Properties under construction were 62% pre-leased for a combined total of 85% leased. The New Properties are expected to provide a weighted average unleveraged stabilized return on cost (computed as property annual contractual net operating income ("NOI") divided by total project costs) of 10.7% with anticipated leasing activity. The annual contractual NOI to be generated from the New Properties, once placed in service, is expected to be $106.0 million with anticipated additional leasing.

    The Operating Partnership's expectations of total cost and annual contractual NOI constitute forward-looking information that is subject to risks inherent in the completion of construction of the properties under development such as material price fluctuations, construction schedule delays and availability of skilled labor as well as the leasing of any unleased portion of the properties. Such risks could cause actual results to differ materially from the Operating Partnership's expectations.

    The following table sets forth information regarding each of the New Properties as of November 30, 1997.

 IN-SERVICE OR
  ANTICIPATED                                                 PROPERTY     PERCENTAGE      SQUARE     PERCENT LEASED OR
IN-SERVICE DATE        PROJECT/TENANT           LOCATION        TYPE        OWNERSHIP       FEET       PRE-LEASED (1)
---------------  --------------------------  ---------------  ---------  ---------------  ---------  -------------------
            DEVELOPMENT COMPLETED IN 1997:
 1st Qtr. 1997   Park Fletcher Building 33   Indianapolis,    Industrial          50%       112,710            100%
                                             IN
 1st Qtr. 1997   Dukeport 2                  St. Louis, MO    Industrial         100%       244,800             65%
 2nd Qtr. 1997   Silver Burdett Ginn         Indianapolis,    Industrial         100%       183,950            100%
                   Expansion                 IN
 2nd Qtr. 1997   Vanstar                     Indianapolis,    Industrial         100%       415,680            100%
                                             IN
 2nd Qtr. 1997   North Airport Park Bldg. 2  Indianapolis,    Industrial         100%       377,280            100%
                                             IN
 2nd Qtr. 1997   Pamida                      Lebanon, IN      Industrial         100%       200,000            100%
 2nd Qtr. 1997   Skyport Building 1          Cincinnati, OH   Industrial         100%       316,800            100%
 2nd Qtr. 1997   Parkwood Place              Columbus, OH     Office             100%       156,000            100%
 2nd Qtr. 1997   Purity Wholesale            Lebanon, IN      Industrial         100%       556,248            100%
 3rd Qtr. 1997   Freedom Square III          Cleveland, OH    Office             100%        71,025             78%
 3rd Qtr. 1997   Sofa Express--Florence      Florence, KY     Retail             100%        20,250            100%
 3rd Qtr. 1997   Mr. Coffee                  Cleveland, OH    Industrial         100%       458,000            100%
 3rd Qtr. 1997   Southpointe C               Columbus, OH     Industrial         100%       322,000             78%
 3rd Qtr. 1997   Three Parkwood              Indianapolis,    Office             100%       121,246             89%
                                             IN
 4th Qtr. 1997   Beiersdorf                  Cincinnati, OH   Industrial         100%       252,000            100%
 4th Qtr. 1997   Haywood Oaks Building 8     Nashville, TN    Industrial         100%        71,610            100%
 4th Qtr. 1997   Anthem                      Cincinnati, OH   Office             100%        78,240            100%
 4th Qtr. 1997   4660 Governor's Pointe      Cincinnati, OH   Office             100%        76,465             91%
 4th Qtr. 1997   Compmanagement              Columbus, OH     Office             100%        68,700            100%
 4th Qtr. 1997   Southpointe Building D      Columbus, OH     Industrial         100%       116,520             35%
 4th Qtr. 1997   Hamilton Crossing Building  Indianapolis,    Office             100%        32,800             77%
                   2                         IN
 4th Qtr. 1997   Park 100 Building 133       Indianapolis,    Industrial         100%        20,530            100%
                                             IN
 4th Qtr. 1997   Landerbrook Corporate Ctr.  Cleveland, OH    Office             100%       110,148             63%
 4th Qtr. 1997   Gov. Point Retail North     Cincinnati, OH   Retail             100%       128,747            100%
                   (Lowes)
 4th Qtr. 1997   Mosteller II                Cincinnati, OH   Industrial         100%       261,440             71%
 4th Qtr. 1997   Park Fletcher Building 34   Indianapolis,    Industrial          50%       230,400             56%
                                             IN
 4th Qtr. 1997   Southpointe Building E      Columbus, OH     Industrial         100%        82,520              0%
 4th Qtr. 1997   Park 100 Building 132       Indianapolis,    Office             100%        27,600            100%
                                             IN
 4th Qtr. 1997   Biggs B-Shoppes             Cincinnati, OH   Retail             100%        13,000            100%
 4th Qtr. 1997   Fountain Place              Cincinnati, OH   Retail              25%       207,170             95%
                                                                                          ---------
                                                                                          5,333,879             89%
                                                                                          ---------
                                                                                          ---------

 IN-SERVICE OR     INITIAL
  ANTICIPATED       LEASE
IN-SERVICE DATE    TERM (2)
---------------  ------------
            DEV
 1st Qtr. 1997       5 years
 1st Qtr. 1997       5 years
 2nd Qtr. 1997       7 years
 2nd Qtr. 1997      10 years
 2nd Qtr. 1997       5 years
 2nd Qtr. 1997      10 years
 2nd Qtr. 1997       5 years
 2nd Qtr. 1997      15 years
 2nd Qtr. 1997      10 years
 3rd Qtr. 1997        Varies
 3rd Qtr. 1997      10 years
 3rd Qtr. 1997      15 years
 3rd Qtr. 1997       8 years
 3rd Qtr. 1997       7 years
 4th Qtr. 1997      10 years
 4th Qtr. 1997       5 years
 4th Qtr. 1997      10 years
 4th Qtr. 1997        Varies
 4th Qtr. 1997      15 years
 4th Qtr. 1997      15 years
 4th Qtr. 1997      10 years
 4th Qtr. 1997      15 years
 4th Qtr. 1997        Varies
 4th Qtr. 1997      20 years
 4th Qtr. 1997      10 years
 4th Qtr. 1997       5 years
 4th Qtr. 1997           N/A
 4th Qtr. 1997      10 years
 4th Qtr. 1997       5 years
 4th Qtr. 1997      20 years

IN-SERVICE OR
ANTICIPATED
IN-SERVICE                                                      PROPERTY     PERCENTAGE       SQUARE     PERCENT LEASED OR
DATE                   PROJECT/TENANT             LOCATION        TYPE        OWNERSHIP        FEET       PRE-LEASED (1)
--------------  ----------------------------  ----------------  ---------  ---------------  ----------  -------------------
UNDER DEVELOPMENT:
4th Qtr. 1997   Park Fletcher Building 35     Indianapolis, IN  Industrial           50%        96,000              67%
4th Qtr. 1997   Dukeport 3                    St. Louis, MO     Industrial          100%       214,400               0%
1st Qtr. 1998   Prentice Hall                 Lebanon, IN       Industrial          100%       577,340             100%
1st Qtr. 1998   Software Artistry             Indianapolis, IN     Office           100%       108,273              75%
1st Qtr. 1998   World Park Building 28        Cincinnati, OH    Industrial          100%       220,160              87%
1st Qtr. 1998   Woodland Corporate Ctr. One   Indianapolis, IN     Office           100%        77,125              74%
1st Qtr. 1998   Park Fletcher Building 36     Indianapolis, IN  Industrial           50%        52,800               0%
2nd Qtr. 1998   Rings Road Office Building    Columbus, OH         Office           100%       145,000              20%
2nd Qtr. 1998   World Park Building 29        Cincinnati, OH    Industrial          100%       452,000             100%
2nd Qtr. 1998   Dukeport 4                    St. Louis, MO     Industrial          100%       153,600               0%
2nd Qtr. 1998   Sterling 4                    Columbus, OH         Office           100%        94,219             100%
2nd Qtr. 1998   MCI                           St. Louis, MO        Office           100%        97,356             100%
2nd Qtr. 1998   Westport Center I             St. Louis, MO     Industrial          100%       177,600               0%
2nd Qtr. 1998   Park 100 Building 134         Indianapolis, IN  Industrial          100%       110,400              41%
2nd Qtr. 1998   Fountain Parkway Building B   Cleveland, OH     Industrial          100%       108,000               0%
2nd Qtr. 1998   Strongville Park 82, Bldg. B  Cleveland, OH     Industrial          100%        72,000               0%
2nd Qtr. 1998   Thomson Expansion             Indianapolis, IN  Industrial           50%       740,155             100%
2nd Qtr. 1998   Franklin Road Expansion       Indianapolis, IN  Industrial          100%       150,000               0%
3rd Qtr. 1998   Creekside Crossing One        Nashville, TN        Office           100%       112,800               0%
3rd Qtr. 1998   Governors Pointe 4680 Bldg.   Cincinnati, OH       Office           100%       126,102               0%
3rd Qtr. 1998   Western Hills Marketplac      Cincinnati, OH       Retail           100%       149,000              88%
3rd Qtr. 1998   Four Parkwood                 Indianapolis, IN     Office           100%       130,436               0%
4th Qtr. 1998   Tri-County Marketplace        Cincinnati, OH       Retail           100%        74,174             100%
                                                                                            ----------
                                                                                             4,238,940              62%
                                                                                            ----------
1997 ACQUISITIONS:
2nd Qtr. 1997   NGIC/Pointe 70                St. Louis, MO        Office           100%       215,549              99%
2nd Qtr. 1997   Dyment/Johnson Controls       Cleveland, OH     Industrial          100%       331,550              91%
2nd Qtr. 1997   Central Park of Lisle         Chicago, IL          Office            50%       345,200              96%
2nd Qtr. 1997   8555 Keystone Crossing        Indianapolis, IN     Office           100%        75,545              94%
2nd Qtr. 1997   Sun TV                        Columbus, OH      Industrial          100%       789,175             100%
3rd Qtr. 1997   7910 and 7320 Kentucky Drive  Cincinnati, OH    Industrial          100%       132,274             100%
3rd Qtr. 1997   One Ashview                   Cincinnati, OH       Office           100%       120,853             100%
3rd Qtr. 1997   Remington Buildings           Cincinnati, OH       Office           100%        76,556             100%
3rd Qtr. 1997   Executive Towers              Chicago, IL          Office           100%       649,842              97%
3rd Qtr. 1997   Riverport Properties          St. Louis, MO       Office/           100%       582,091             100%
                                                                Industrial
3rd Qtr. 1997   6111 Oaktree Boulevard        Cleveland, OH        Office           100%        70,906              62%
4th Qtr. 1997   Blue Ash Office Center VI     Cincinnati, OH       Office           100%        35,603              90%
4th Qtr. 1997   Baur Portfolio                St. Louis, MO       Office/           100%       982,114              99%
                                                                Industrial
4th Qtr. 1997   Solon Industrial Buildings    Cleveland, OH     Industrial          100%       674,432              92%
4th Qtr. 1997   RL Johnson Portfolio          Minneapolis, MN   Industrial          100%     3,224,301              88%
                                                                                            ----------
                                                                                             8,305,991              94%
                                                                                            ----------
                                                                                            17,878,810              85%
                                                                                            ----------
                                                                                            ----------

IN-SERVICE OR
ANTICIPATED      INITIAL
IN-SERVICE        LEASE
DATE            TERM (2)
--------------  ---------
UNDER DEVELOPM
4th Qtr. 1997     5 years
4th Qtr. 1997         N/A
1st Qtr. 1998    10 years
1st Qtr. 1998    15 years
1st Qtr. 1998     5 years
1st Qtr. 1998    10 years
1st Qtr. 1998         N/A
2nd Qtr. 1998    10 years
2nd Qtr. 1998    10 years
2nd Qtr. 1998         N/A
2nd Qtr. 1998    15 years
2nd Qtr. 1998    10 years
2nd Qtr. 1998         N/A
2nd Qtr. 1998     5 years
2nd Qtr. 1998         N/A
2nd Qtr. 1998         N/A
2nd Qtr. 1998    10 years
2nd Qtr. 1998         N/A
3rd Qtr. 1998         N/A
3rd Qtr. 1998         N/A
3rd Qtr. 1998      Varies
3rd Qtr. 1998         N/A
4th Qtr. 1998    15 years
1997 ACQUISITI
2nd Qtr. 1997      Varies
2nd Qtr. 1997    10 years
2nd Qtr. 1997      Varies
2nd Qtr. 1997      Varies
2nd Qtr. 1997     5 years
3rd Qtr. 1997      Varies
3rd Qtr. 1997     5 years
3rd Qtr. 1997     5 years
3rd Qtr. 1997    12 years
3rd Qtr. 1997     8 years
3rd Qtr. 1997     5 years
4th Qtr. 1997     7 years
4th Qtr. 1997    12 years
4th Qtr. 1997     5 years
4th Qtr. 1997     8 years

--------------

(1) Represents completed leasing activity through November 30, 1997.

(2) Represents lease term of the building's primary tenant or tenants.

RECENT ACQUISITIONS

    During the fourth quarter of 1997, the Operating Partnership purchased two large portfolios of properties in St. Louis and Minneapolis (the "Recent Acquisitions") for an aggregate purchase price of approximately $297.9 million.

    The following describes each of the Recent Acquisitions.

    BAUR PROPERTIES. In October 1997, the Operating Partnership acquired Baur Properties' existing rental properties and operations in St. Louis. Baur Properties has been in operation in St. Louis for over 43 years and is one of the leading suburban office developers and operators in the Midwest. The Baur rental property portfolio consists of eight suburban office buildings totaling 904,000 square feet and three industrial buildings totaling 78,000 square feet. Seven of the suburban office projects are located in Maryville Centre, one of the premier suburban office parks in St. Louis. The acquisition also included undeveloped land to accommodate approximately one million square feet of additional suburban office development and the property management and development operations of Baur Properties. Accordingly, Edward T. Baur, the Chairman of Baur Properties, became Vice President and General Manager of the Operating Partnership's St. Louis operations. Along with its existing operations in St. Louis, the Operating Partnership believes this acquisition will make it the dominant real estate developer in this market. The Operating Partnership believes this acquisition is in accordance with its strategy of dominating its Midwestern markets.

    R.L. JOHNSON COMPANY. In October 1997, the Operating Partnership acquired R.L. Johnson Company's existing rental properties and operations in Minneapolis. R.L. Johnson Company has been in operation for over 34 years and is one of the leading developers and operators of industrial real estate in Minneapolis. The R.L. Johnson rental property portfolio consists of 41 industrial buildings totaling 3.2 million square feet. Robb Johnson, the President of R.L. Johnson Company, became Vice President and General Manager of the Operating Partnership's Minneapolis operations. The Operating Partnership believes this acquisition is in accordance with its strategy of dominating its Midwestern markets.

                                USE OF PROCEEDS

    The net proceeds to the Operating Partnership from the sale of the Bonds
offered hereby are expected to be approximately $       million. The Operating
Partnership presently intends to use the net proceeds to retire the outstanding balance on its lines of credit (the "Lines of Credit") and to fund development and acquisition of additional rental properties. See "Recent Developments." The Lines of Credit had an outstanding balance of approximately $85.0 million on March 3, 1998, bearing interest at LIBOR plus .65% to .80%, with $7.0 million due on demand and $78.0 million due in April 2001.

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Operating Partnership and its subsidiaries as of September 30, 1997 and as adjusted to give effect to issuance of $100,000,000 of the Bonds offered hereby and the application of the net proceeds thereof. The table should be read in conjunction with the Operating Partnership's consolidated financial statements incorporated herein by reference.

                                                                       SEPTEMBER 30, 1997
                                                                  ----------------------------
                                                                   HISTORICAL     AS ADJUSTED
                                                                  -------------  -------------
                                                                         (IN THOUSANDS)
Debt:
  Secured Debt (1)(2)...........................................  $     256,239  $     256,239
  Unsecured Debt................................................        340,000        440,000
  Unsecured Lines of Credit (1).................................       --             --
                                                                  -------------  -------------
    Total Debt..................................................        596,239        696,239
                                                                  -------------  -------------
Minority Interest...............................................            166            166
                                                                  -------------  -------------
Partners' Equity:
  Preferred Equity..............................................        218,906        218,906
  Common Equity (2).............................................      1,017,086      1,017,086
                                                                  -------------  -------------
    Total Partners' Equity......................................      1,235,992      1,235,992
                                                                  -------------  -------------
Total Capitalization............................................  $   1,832,397  $   1,932,397
                                                                  -------------  -------------
                                                                  -------------  -------------

--------------

(1) The Operating Partnership has $78 million outstanding on its unsecured lines of credit as of March 3, 1998 to fund its current development and acquisitions. The Operating Partnership also has the full amount outstanding on its $7 million secured line of credit at March 3, 1998.

(2) As part of the acquisition of certain properties subsequent to September 30, 1997, the Operating Partnership assumed $106.8 million of secured debt and issued Units of common equity of $89.8 million. In addition, subsequent to September 30, 1997, the Company issued 1.1 million shares of Common Stock, raising net proceeds of $23.8 million which were contributed by the Company to the Operating Partnership in exchange for additional Units of common equity.

                      RATIOS OF EARNINGS TO FIXED CHARGES

    The Operating Partnership's ratio of earnings to fixed charges for the nine months ended September 30, 1997 was 2.13. For purposes of computing this ratio, earnings have been calculated by adding fixed charges, excluding capitalized interest, to income (loss) before gains or losses on property sales. Fixed charges consist (if applicable) of interest costs, whether expensed or capitalized, the interest component of rental expense and amortization of debt issuance costs.

    For a statement of the Operating Partnership's ratios of earnings to fixed charges for prior periods, see "Ratios of Earnings to Fixed Charges" in the accompanying Prospectus.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

OVERVIEW

    The Partnership's operating results depend primarily upon income from the rental operations of its industrial, office and retail properties located in its primary markets. This income from rental operations is substantially influenced by the supply and demand for the Partnership's rental space in its primary markets. In addition, the Partnership's continued growth is dependent upon its ability to maintain occupancy rates and increase rental rates of its in-service portfolio and to continue development and acquisition of additional rental properties.

    The Partnership's primary markets in the Midwest have continued to offer strong and stable local economies and have provided attractive new development opportunities because of their central location, established manufacturing base, skilled work force and moderate labor costs. Consequently, the Partnership's occupancy rate of its in-service portfolio has exceeded 92% the last two years and was at 95.1% at September 30, 1997. The Partnership expects to continue to maintain its overall occupancy levels at comparable levels and also expects to be able to increase rental rates as leases are renewed or new leases are executed. This stable occupancy as well as increasing rental rates should improve the Partnership's results of operations from its in-service properties. The Partnership's strategy for continued growth also includes developing and acquiring additional rental properties in its primary markets and expanding into other attractive Midwestern markets.

    The following table sets forth information regarding the Partnership's in-service portfolio of rental properties as of September 30, 1997 and 1996 (in thousands, except percentages):

                                                                 PERCENT OF TOTAL      PERCENT OCCUPIED
                                          TOTAL SQUARE FEET        SQUARE FEET
                                         --------------------  --------------------  --------------------
TYPE                                       1997       1996       1997       1996       1997       1996
---------------------------------------  ---------  ---------  ---------  ---------  ---------  ---------
INDUSTRIAL
  Service Centers......................      3,122      3,047        9.1%      11.7%      93.4%      93.9%
  Bulk.................................     20,134     14,296       58.8       55.1       94.6       94.0
OFFICE
  Suburban.............................      8,303      5,815       24.3       22.4       96.8       95.8
  CBD..................................        699        699        2.0        2.7       94.0       85.2
  Medical..............................        290        333        0.9        1.3       98.4       91.6
RETAIL.................................      1,692      1,766        4.9        6.8       96.3       95.5
                                         ---------  ---------  ---------  ---------
  Total................................     34,240     25,956      100.0%     100.0%      95.1%      94.2%
                                         ---------  ---------  ---------  ---------
                                         ---------  ---------  ---------  ---------

    Management expects occupancy of the in-service property portfolio to remain stable because (i) only 3.0% and 10.3% of the Partnership's occupied square footage is subject to leases expiring in the fourth quarter of 1997 and in 1998, respectively, and (ii) the Partnership's renewal percentage averaged 80%, 65% and 73% in 1996, 1995 and 1994, respectively.

    The following table reflects the Partnership's in-service portfolio lease expiration schedule as of September 30, 1997 by product type indicating square footage and annualized net effective rents under expiring leases (in thousands, except per square foot amounts):

                                INDUSTRIAL                 OFFICE                   RETAIL               TOTAL PORTFOLIO
                          -----------------------  -----------------------  -----------------------  -----------------------
                                     CONTRACTUAL              CONTRACTUAL              CONTRACTUAL              CONTRACTUAL
YR. OF EXP.               SQ. FEET       RENT      SQ. FEET       RENT      SQ. FEET       RENT      SQ. FEET       RENT
------------------------  ---------  ------------  ---------  ------------  ---------  ------------  ---------  ------------
  1997..................        758   $    3,146         212   $    2,170          21   $      239         991   $    5,555
  1998..................      2,431        9,054         835        9,745          94        1,019       3,360       19,818
  1999..................      2,281        9,775       1,169       12,639         114        1,181       3,564       23,595
  2000..................      2,159        8,973         914       11,322         122        1,461       3,195       21,756
  2001..................      2,644       10,225       1,370       16,022          93        1,100       4,107       27,347
  2002..................      2,964       10,953       1,260       14,118         155        1,669       4,379       26,740
  2003..................        403        2,321         338        3,959          43          381         784        6,661
  2004..................        938        3,832         270        3,309          17          168       1,225        7,309
  2005..................      1,440        4,501         771       10,729         177        1,509       2,388       16,739
  2006..................      1,853        6,298         533        8,340           5           67       2,391       14,705
2007 and Thereafter.....      4,094       14,523       1,305       17,367         789        6,807       6,188       38,697
                          ---------  ------------  ---------  ------------  ---------  ------------  ---------  ------------
Total Leased............     21,965   $   83,601       8,977   $  109,720       1,630   $   15,601      32,572   $  208,922
                          ---------  ------------  ---------  ------------  ---------  ------------  ---------  ------------
                          ---------  ------------  ---------  ------------  ---------  ------------  ---------  ------------
Total Portfolio Sq.
  Feet..................     23,256                    9,292                    1,692                   34,240
                          ---------                ---------                ---------                ---------
                          ---------                ---------                ---------                ---------
Annualized Net Effective
  Rent Per Sq. Foot.....              $     3.81               $    12.22               $     9.57               $     6.41
                                     ------------             ------------             ------------             ------------
                                     ------------             ------------             ------------             ------------

    This stable occupancy, along with stable rental rates in each of the Partnership's markets, will allow the in-service portfolio to continue to provide a comparable or increasing level of earnings from rental operations. The Partnership also expects to realize growth in earnings from rental operations through (i) the development and acquisition of additional rental properties in its primary markets; (ii) the expansion into other attractive Midwestern markets; and (iii) the completion of the 4.5 million square feet of properties under development at September 30, 1997 over the next four quarters. The 4.5 million square feet of properties under development should provide future earnings from rental operations growth for the Partnership as they are placed in service as follows (in thousands, except percent leased and stabilized returns):

                                                                                           ANTICIPATED
                                                                 PERCENT       PROJECT     STABILIZED
ANTICIPATED IN-SERVICE DATE                      SQUARE FEET     LEASED         COSTS        RETURN
-----------------------------------------------  -----------  -------------  -----------  -------------
4th Quarter 1997...............................       1,557            50%   $    81,142         11.7%
1st Quarter 1998...............................       1,036            82         38,973         11.4
2nd Quarter 1998...............................       1,548            54         78,467         11.5
Thereafter.....................................         349            55         32,825         11.5
                                                      -----                  -----------
                                                      4,490            59%   $   231,407         11.6%
                                                      -----                  -----------
                                                      -----                  -----------

    The Operating Partnership's expectations of in-service dates, project costs and anticipated stabilized return constitute forward-looking information that is subject to risks inherent in the completion of construction of the properties under development such as material price fluctuations, construction schedule delays and availability of skilled labor as well as the leasing of any unleased portion of the properties. Such risks could cause actual results to differ materially from the Operating Partnership's expectations.

RESULTS OF OPERATIONS

    Following is a summary of the Partnership's operating results and property statistics for the three and nine months ended September 30, 1997 and 1996 (in thousands, except number of properties and per unit amounts):

                                               THREE MONTHS ENDED      NINE MONTHS ENDED
                                                 SEPTEMBER 30,           SEPTEMBER 30,
                                              --------------------  ------------------------
                                                1997       1996        1997         1996
                                              ---------  ---------  -----------  -----------
Rental Operations revenue...................  $  56,218  $  41,448  $   158,722  $   115,709
Service Operations revenue..................      5,917      5,042       14,985       14,525
Earnings from Rental Operations.............     20,454     15,782       57,629       38,948
Earnings from Service Operations............      2,325      1,827        4,499        4,637
Operating income............................     20,731     16,678       57,588       40,690
Net income available for common units.......  $  18,014  $  15,571  $    51,430  $    41,296
Weighted average common units outstanding...     72,069     66,106       70,238       63,178
Net income per common unit..................  $    0.25  $    0.24  $      0.73  $      0.65

Number of in-service properties at end of
  period....................................        278        233          278          233

In-service square footage at end of
  period....................................     34,240     25,956       34,240       25,956

Under development square footage at end of
  period....................................      4,490      2,980        4,490        2,980

COMPARISON OF THREE MONTHS ENDED SEPTEMBER 30, 1997 TO THREE MONTHS ENDED
  SEPTEMBER 30, 1996

    RENTAL OPERATIONS

    The Partnership increased its in-service portfolio of rental properties from 233 properties comprising 25.9 million square feet at September 30, 1996 to 278 properties comprising 34.2 million square feet at September 30, 1997 through the acquisition of 32 properties totaling 4.2 million square feet and the completion of 20 properties and 2 building expansions totaling 4.7 million square feet developed by the Partnership. The Partnership also disposed of 7 properties totaling 592,000 square feet. These 45 net additional rental properties primarily account for the $14.8 million increase in revenues from Rental Operations from 1996 to 1997. The increase from 1996 to 1997 in rental expenses, real estate taxes and depreciation and amortization expense is also a result of the additional 45 in-service rental properties.

    Interest expense increased by approximately $1.4 million from $7.9 million for the three months ended September 30, 1996 to $9.3 million for the three months ended September 30, 1997 due to additional unsecured debt issued in the Partnership's medium-term note program in the last quarter of 1996 to fund the development and acquisition of additional rental properties as well as $100 million of unsecured debt issued in the third quarter to fund 1997 development and acquisition activity.

    As a result of the above-mentioned items, earnings from rental operations increased $4.6 million from $15.8 million for the three months ended September 30, 1996 to $20.4 million for the three months ended September 30, 1997.

    SERVICE OPERATIONS

    Service Operation revenues increased by $900,000 from $5.0 million for the three months ended September 30, 1996 to $5.9 million for the three months ended September 30, 1997 due mainly to increased construction fee revenue related to increased construction volume. As a result, earnings from Service Operations increased slightly from $1.8 million for the three months ended September 30, 1996 to $2.3 million for the three months ended September 30, 1997.

    GENERAL AND ADMINISTRATIVE EXPENSE

    General and administrative expense increased from $931,000 for the three months ended September 30, 1996 to $2.0 million for the three months ended September 30, 1997 primarily as a result of increased state and local taxes due to the growth in revenues and net income of the Partnership.

    OTHER INCOME (EXPENSE)

    Interest income increased from $314,000 for the three months ended September 30, 1996 to $798,000 for the three months ended September 30, 1997 primarily as a result of interest income which was earned on excess cash balances resulting from the Company's September 1997 Common Stock offerings, the net proceeds of which were contributed to the Partnership. Other expense consists of costs incurred during the pursuit of various build-to-suit development projects or the acquisition of real estate assets. During the three months ended September 30, 1997, approximately $174,000 of costs were expensed in connection with the decision to terminate the pursuit of the acquisition of two large real estate portfolios.

    NET INCOME AVAILABLE FOR COMMON UNITS

    Net income available for common units for the three months ended September 30, 1997 was $18.0 million compared to net income available for common units of $15.6 million for the three months ended September 30, 1996. This increase results primarily from the operating result fluctuations in rental and service operations explained above.

COMPARISON OF NINE MONTHS ENDED SEPTEMBER 30, 1997 TO NINE MONTHS ENDED
  SEPTEMBER 30, 1996

    RENTAL OPERATIONS

    The Partnership increased its in-service portfolio of rental properties from 233 properties comprising 25.9 million square feet at September 30, 1996 to 278 properties comprising 34.2 million square feet at September 30, 1997 through the acquisition of 32 properties totaling 4.2 million square feet and the completion of 20 properties and 2 building expansions totaling 4.7 million square feet developed by the Partnership. The Partnership also disposed of 7 properties totaling 592,000 square feet. These 45 net additional rental properties primarily account for the $43.0 million increase in revenues from Rental Operations from 1996 to 1997.

    The increase from 1996 to 1997 in rental expenses, real estate taxes and depreciation and amortization expense is also a result of the additional 45 in-service rental properties.

    Interest expense increased by approximately $4.7 million from $22.5 million for the nine months ended September 30, 1996 to $27.2 million for the nine months ended September 30, 1997 due to additional unsecured debt issued in its medium-term note program in the last two quarters of 1996 to fund the development and acquisition of additional rental properties as well as $100 million of unsecured debt issued in the third quarter to fund 1997 development and acquisitions.

    As a result of the above-mentioned items, earnings from rental operations increased $18.7 million from $38.9 million for the nine months ended September 30, 1996 to $57.6 million for the nine months ended September 30, 1997.

    SERVICE OPERATIONS

    Service Operation revenues increased to $15.0 million for the nine months ended September 30, 1997 as compared to $14.5 million for the nine months ended September 30, 1996. This increase was primarily the result of an increase in third-party maintenance fee revenue. Service Operation operating expenses increased from $9.9 million to $10.5 million for the nine months ended September 30, 1997 as compared to the nine months ended September 30, 1996 primarily as a result of an increase in operating expenses resulting from the overall growth of the Partnership.

    As a result of the above-mentioned items, earnings from Service Operations decreased slightly from $4.6 million for the nine months ended September 30, 1996 to $4.5 million for the nine months ended September 30, 1997.

    GENERAL AND ADMINISTRATIVE EXPENSE

    General and administrative expense increased from $2.9 million for the nine months ended September 30, 1996 to $4.5 million for the nine months ended September 30, 1997 primarily as a result of increased state and local taxes due to the growth in revenues and net income of the Partnership.

    OTHER INCOME (EXPENSE)

    Interest income increased from $920,000 for the nine months ended September 30, 1996 to $1.2 million for the nine months ended September 30, 1997 primarily as a result of interest income which was earned on excess cash balances resulting from the Company's September 1997 Common Stock offerings, the net proceeds of which were contributed to the Partnership. Other expense consists of the write-off of costs incurred during the pursuit of various build-to-suit development projects or the acquisition of real estate assets. During the nine months ended September 30, 1997, approximately $486,000 of costs were expensed in connection with the decision to terminate the pursuit of the acquisition of two large real estate portfolios.

    NET INCOME AVAILABLE FOR COMMON UNITS

    Net income available for common units for the nine months ended September 30, 1997 was $51.4 million compared to net income available for common units of $41.3 million for the nine months ended September 30, 1996. This increase results primarily from the operating result fluctuations in rental and service operations explained above.

LIQUIDITY AND CAPITAL RESOURCES

    Net cash provided by operating activities totaling $109.7 million and $69.1 million for the nine months ended September 30, 1997 and 1996, respectively, represents the primary source of liquidity to fund distributions to unitholders and the other minority interests and to fund recurring costs associated with the renovation and re-letting of the Partnership's properties. This increase is primarily a result of, as discussed above under "Results of Operations," the increase in net income resulting from the expansion of the in-service portfolio through development and acquisitions of additional rental properties.

    Net cash used by investing activities totaling $380.5 million and $202.4 million for the nine months ended September 30, 1997 and 1996, respectively, represents the investment of funds by the Partnership to expand its portfolio of rental properties through the development and acquisition of additional rental properties net of proceeds received from property sales. In 1997, $414.6 million was invested in the development and acquisition of additional rental properties and the acquisition of land held for development. In 1996, the investment in the development and acquisition of additional rental properties and land held for development was $238.8 million. During the nine months ended September 30, 1997, the Partnership contributed properties to an existing joint venture at an agreed value of approximately $60 million. The Partnership recorded its investment in the joint venture related to this additional contribution at its carrying value of $48.6 million. The joint venture partner contributed cash to the venture equal to 49.9% of the agreed value of the properties contributed, $30.0 million, and this cash was distributed to the Partnership and reduced its recorded investment in the venture. This same joint venture received $60 million of proceeds from a mortgage loan financing and distributed 50.1% of the proceeds to the Partnership. During the nine months ended September 30, 1997, the Partnership invested over $30 million in a newly formed joint venture with an institutional investor which allowed the joint venture to purchase a 345,000 square foot office property in Chicago, Illinois which was over 95% occupied.

    Net cash provided by financing activities totaling $439.3 million and $139.6 million for the nine months ended September 30, 1997 and 1996, respectively, represents the source of funds from equity and debt offerings and borrowings on the lines of credit to fund the Partnership's investing activities. Also included in financing activities are the distribution of funds to unitholders and minority interests. In 1996, the Partnership received $129.2 million of net proceeds from the Company's common equity offerings which was used to pay down amounts outstanding on the unsecured line of credit and to fund current development and acquisition activity. In 1997, the Partnership received $300.5 million of net proceeds from the Company's common equity offerings which was used to pay down amounts outstanding on the unsecured line of credit and to fund current development activity. In the third quarter of 1997, the Partnership received $146.1 million of net proceeds from the offering of the Company's 7.99% Series B Step-Up Redeemable Preferred Shares and $100 million from the offering of 6.95% Pass-Through Asset Trust Securities due August 2004.

    The Partnership has a $200 million unsecured line of credit which matures in April 2001. This facility bears interest payable at the 30-day LIBOR rate plus
 .80%. The Partnership has been able to reduce the borrowing rate on this line of credit from LIBOR plus 1.625% at December 31, 1996 to the current interest rate of LIBOR plus .80%. The Partnership also has a demand $7 million secured revolving credit facility which is available to provide working capital. This facility bears interest payable at the 30-day LIBOR rate plus .75%.

    The Company and the Partnership currently have on file Form S-3 Registration Statements with the Securities and Exchange Commission ("Shelf Registrations") which had remaining availability as of September 30, 1997 of approximately $514.0 million to issue common stock, preferred stock or unsecured debt securities. The Company and the Partnership intend to issue additional equity or debt under these Shelf Registrations as capital needs arise to fund the development and acquisition of additional rental properties.

    The total debt outstanding at September 30, 1997 consists of notes totaling $596.2 million with a weighted average interest rate of 7.57% maturing at various dates through 2017. The Partnership has $340.0 million of unsecured debt and $256.2 million of secured debt outstanding at September 30, 1997. Scheduled principal amortization of such debt totaled $2.6 million for the nine months ended September 30, 1997.

    Following is a summary of the scheduled future amortization and maturities of the Partnership's indebtedness at September 30, 1997 (in thousands):

                                                                   REPAYMENTS
                                                     ---------------------------------------    WEIGHTED AVERAGE
                                                       SCHEDULED                                INTEREST RATE OF
YEAR                                                 AMORTIZATION   MATURITIES      TOTAL       FUTURE REPAYMENTS
---------------------------------------------------  -------------  -----------  -----------  ---------------------
1997...............................................   $       915   $   --       $       915             7.77%
1998...............................................         4,574        42,090       46,664             7.15%
1999...............................................         5,323        28,470       33,793             6.17%
2000...............................................         3,418        44,853       48,271             7.39%
2001...............................................         3,137        59,954       63,091             8.71%
2002...............................................         3,412        50,000       53,412             7.37%
2003...............................................         1,144        68,216       69,360             8.48%
2004...............................................         1,239       150,000      151,239             7.28%
2005...............................................         1,346       100,000      101,346             7.48%
2006...............................................         1,465       --             1,465             7.58%
Thereafter.........................................        17,391         9,292       26,683             7.70%
                                                     -------------  -----------  -----------
Total..............................................   $    43,364   $   552,875  $   596,239             7.57%
                                                     -------------  -----------  -----------
                                                     -------------  -----------  -----------

    Unit and per unit amounts in the consolidated financial statements of the Partnership have been restated to reflect the two-for-one split of the Partnership's common units payable on August 25, 1997 to common unitholders of record on August 18, 1997.

    The Partnership intends to pay regular quarterly distributions from net cash provided by operating activities. A quarterly distribution of $.30 per Common Unit was declared on October 23, 1997 payable on November 28, 1997 to unitholders of record on November 14, 1997, which represents an annualized distribution of $1.20 per unit. A quarterly distribution of $.56875 per depositary unit of the 9.10% Series A Cumulative Redeemable Preferred Units was declared on October 23, 1997 which is payable on November 28, 1997 to preferred unitholders of record on November 14, 1997. On October 23, 1997, the Board of Directors declared a distribution of $.99875 per depositary unit on the Series B Cumulative Step-Up Redeemable Preferred Units. The distribution is payable on December 31, 1997 to preferred unitholders of record on December 17, 1997. Each depositary unit represents one-tenth of a unit of the Partnership's Series A Preferred Units or Series B Preferred Units, as applicable.

FUNDS FROM OPERATIONS

    Management believes that Funds From Operations ("FFO"), which is defined by the National Association of Real Estate Investment Trusts as net income or loss excluding gains or losses from debt restructuring and sales of property plus depreciation and amortization, and after adjustments for minority interest, unconsolidated partnerships and joint ventures (adjustments for minority interest, unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis), is the industry standard for reporting the operations of real estate investment trusts.

    The following table reflects the calculation of the Partnership's FFO for the three and nine months ended September 30 as follows (in thousands):

                                                                THREE MONTHS ENDED          NINE MONTHS ENDED
                                                                  SEPTEMBER 30,               SEPTEMBER 30,
                                                            --------------------------  --------------------------
                                                                1997          1996          1997          1996
                                                            ------------  ------------  ------------  ------------
Net income available for common units.....................  $     18,014  $     15,571  $     51,430  $     41,296
Add back:
  Depreciation and amortization...........................        10,702         6,783        30,253        22,337
  Share of joint venture depreciation and amortization....           757           484         2,071         1,367
  (Earnings) loss from property sales.....................        (1,425)          235        (1,807)       (1,369)
                                                            ------------  ------------  ------------  ------------
FUNDS FROM OPERATIONS.....................................  $     28,048  $     23,073  $     81,947  $     63,631
                                                            ------------  ------------  ------------  ------------
                                                            ------------  ------------  ------------  ------------
CASH FLOW PROVIDED BY (USED BY):
  Operating activities....................................  $     37,544  $     29,894  $    109,749  $     69,044
  Investing activities....................................      (204,317)     (108,805)     (380,494)     (202,403)
  Financing activities....................................       337,592        90,541       439,309       139,581

    The increase in FFO for the three and nine months ended September 30, 1997 compared to the three and nine months ended September 30, 1996 results primarily from the increased in-service rental property portfolio as discussed above under "Results of Operations."

    While management believes that FFO is the most relevant and widely used measure of the Partnership's operating performance, such amount does not represent cash flow from operations as defined by generally accepted accounting principles, should not be considered as an alternative to net income as an indicator of the Partnership's operating performance, and is not indicative of cash available to fund all cash flow needs.

                            DESCRIPTION OF THE BONDS

    THE PUTTABLE RESET SECURITIES PURS-SM- DUE MARCH   , 2016 (THE "BONDS")
CONSTITUTE A SEPARATE SERIES OF THE DEBT SECURITIES DESCRIBED IN THE ACCOMPANYING PROSPECTUS. REFERENCE SHOULD BE MADE TO THE PROSPECTUS FOR A DETAILED SUMMARY OF CERTAIN ADDITIONAL PROVISIONS OF THE BONDS. THE DESCRIPTION OF THE BONDS IN THIS PROSPECTUS SUPPLEMENT SUPPLEMENTS THE DESCRIPTION OF THE DEBT SECURITIES CONTAINED IN THE PROSPECTUS. IF THE DESCRIPTIONS CONTAINED IN THESE DOCUMENTS ARE INCONSISTENT, THIS PROSPECTUS SUPPLEMENT CONTROLS. CAPITALIZED TERMS USED BUT NOT DEFINED HEREIN HAVE THE MEANINGS GIVEN THEM IN THE PROSPECTUS.

GENERAL

    The Bonds will mature on March   , 2016 (the "Final Maturity") but are
subject to earlier repurchase by the Operating Partnership as described in "--Put Option" below. The Bonds are not otherwise subject to redemption and are not entitled to the benefit of any sinking fund. The aggregate principal amount of the Bonds is limited to $100,000,000, but the Indenture does not limit the amount of other Debt Securities that may be issued by the Operating Partnership. The Bonds will be unsecured, general obligations of the Operating Partnership and will rank on a parity with all other unsecured and unsubordinated indebtedness of the Operating Partnership.

    If any interest, principal or other payment to be made in respect of the Bonds (including any payment pursuant to the Call Option or any Put Option described below) would otherwise be due on a day that is not a Business Day (as defined below), payment may be made on the next succeeding day that is a Business Day, with the same effect as if payment were made on the due date. "Business Day" means any day other than a Saturday, a Sunday, or a day on which banking institutions in New York City are authorized or obligated by law to close. "Market Day," as used below, means a Business Day other than a day on which dealings in the U.S. Treasury bond market are generally not being conducted.

    The Operating Partnership has agreed with Goldman, Sachs & Co., as holder of the Call Option (as defined below), that, notwithstanding any provision to the contrary set forth in the Indenture, the Operating Partnership will not cause or permit the terms or provisions of the Bonds (or the Indenture, as it relates to the Bonds) to be modified in any way, and may not make open market or other purchases of the Bonds except pursuant to the Put Option, without the prior written consent of Goldman, Sachs & Co.

    The Bonds will be issued in fully registered form in denominations of, and integral multiples of, $1,000. Transfers of the Bonds are registrable and principal is payable at the corporate trust office of the Trustee, at 14 Wall Street, Eighth Floor, New York, New York 10005. The Bonds will initially be issued in global form. See "--Global Securities."

INTEREST

    Interest will accrue on the principal amount of each Bond at the applicable rate described below, from and including March , 1998 (the "Original Issue Date") to but excluding the date on which the principal amount is paid in full.
Interest accrued on each Bond will be payable in arrears on March   and
September   of each year, commencing on September , 1998, in each case to the
holder of record of the Bond on the February   or August   next preceding the
interest payment date (each an "Interest Payment Record Date"). The Interest Payment Record Date will differ from the record date for the exercise of the Call Option and Put Option described below.

    From and including the Original Issue Date to but excluding March   , 2006,
interest will accrue at an annual rate equal to   %.

    On March   , 2006 (the "Reset Date"), the interest rate on the Bonds will be reset so as to equal a fixed rate determined as described under "--Reset of Interest Rate" below. Notwithstanding the foregoing, the interest rate on a particular Bond will not be reset on the Reset Date if the Operating Partnership is obligated to repurchase such Bond on such date, and a reset scheduled to occur on the Reset Date may not occur because of a Market Disruption Event or a Failed Remarketing.
See "--Reset of Interest Rate" below.

CALL OPTION

    Goldman, Sachs & Co. (or any successor firm) may purchase all of the outstanding Bonds (in whole and not in part) from the holders on the Reset Date (such right, the "Call Option") at a price equal to 100% of the principal amount of Bonds purchased (the "Face Value") and subject to Goldman, Sachs & Co. giving notice of its intention to purchase the outstanding Bonds as described below (a "Call Notice"). In addition, the Operating Partnership will remain obligated to pay all accrued and unpaid interest on the Bonds. Interest that becomes payable on the Reset Date will be payable to the holders of record on the corresponding Interest Payment Record Date, as provided in the Bonds and the Indenture.

    To exercise the Call Option, Goldman, Sachs & Co. must give a Call Notice to the holders of outstanding Bonds no later than the tenth Market Day prior to the Reset Date, in the manner described under "--Certain Notices" below. In the event a Call Notice is duly given, each holder will be obligated to sell to Goldman, Sachs & Co., and Goldman, Sachs & Co. will be obligated to purchase from each holder, at the Face Value on the Reset Date, the Bonds held of record by the holder on the Reset Date. Such sale and purchase will be effected through the facilities of The Depository Trust Company ("DTC"), with each holder being deemed to have automatically tendered its Bonds for sale to Goldman, Sachs & Co. on the Reset Date in accordance with applicable DTC procedures. Each holder's automatic tender of Bonds will be subject to the holder's receipt of payment of the Face Value of the Bonds from Goldman,

Sachs & Co. on the Reset Date. Until purchased or paid by the Operating Partnership, the Bonds will remain outstanding notwithstanding any exercise of the Call Option by Goldman, Sachs & Co.
See "--Settlement on Exercise of Put and Call Options."

    If the Call Option is exercised, all Bonds outstanding on the Reset Date will be subject to purchase by Goldman, Sachs & Co. as described above. This will be the case for every holder (and every beneficial owner) of Bonds outstanding on the Reset Date, including those who acquire an interest in the Bonds after the Call Notice is given or who are otherwise unaware that the Call Notice has been given.

PUT OPTION

    If Goldman, Sachs & Co. does not exercise the Call Option, each holder of outstanding Bonds may require the Operating Partnership to repurchase all of the holder's Bonds (in whole and not in part) on the Reset Date (such right, its "Put Option") at a price equal to 100% of the principal amount of the Bonds repurchased (the "Put Price"), in the circumstances described in the next paragraph. The accrued and unpaid interest on the repurchased Bonds that becomes payable on the Reset Date will be payable by the Operating Partnership to the holders of record on the corresponding Interest Payment Record Date, as provided in the Bonds and the Indenture. If for any reason payment of the Put Price is not made when due, the accrued interest from the Reset Date to the date payment is made would be payable by the Operating Partnership as part of the Put Price.

    On the Reset Date, each holder will be deemed to have exercised its Put Option automatically for the full principal amount of the Bonds held of record by such holder on the Reset Date unless either
(x) Goldman, Sachs & Co. has duly given a Call Notice or (y) if Goldman, Sachs & Co. does not exercise the Call Option, (i) no later than 10:00 A.M. (New York City time) on the seventh Market Day prior to the Reset Date, the holder gives notice to the Trustee that the holder elects not to sell any of its Bonds to the Operating Partnership on the Reset Date (a "Hold Notice") and (ii) the notice is effective under the 10% Requirement described in the next paragraph. A Hold Notice must be given in the manner described under "Certain Notices" below. Consequently, with respect to each holder, if a Call Notice is not duly given by Goldman, Sachs & Co. and an effective Hold Notice is not duly given by the holder, the Operating Partnership will be obligated to repurchase from the holder, and the holder will be obligated to sell to the Operating Partnership, at the Put Price on the Reset Date, the Bonds held of record by the holder on the Reset Date. Such sale and purchase will be effected through the facilities of DTC, with each holder who has not given an effective Hold Notice being deemed to have automatically tendered its Bonds for sale to the Operating Partnership on the Reset Date in accordance with applicable DTC procedures. If the Operating Partnership is obligated to purchase any Bonds pursuant to the Put Option, the Bonds subject to purchase will remain outstanding until the Put Price (and accrued interest) in respect thereof has been paid. See "--Settlement on Exercise of Put and Call Options."

    Notwithstanding the foregoing, no Hold Notice will be effective unless Hold Notices are duly given with respect to at least 10% of the aggregate principal amount of the Bonds outstanding on the tenth Market Day prior to the Reset Date. The provision described in this paragraph is called the "10% Requirement." If any holder gives a Hold Notice to the Trustee when the 10% Requirement has not been satisfied, the Trustee will give written notice of that fact (a "10% Requirement Notice") to the holder and the Operating Partnership not later than the close of business on the seventh Market Day before the Reset Date, in the manner described under "Certain Notices" below.

RESET OF INTEREST RATE

    The interest rate on each Bond will be reset on the Reset Date, unless the Operating Partnership is obligated to repurchase the Bond on such date pursuant to the holder's Put Option. Consequently, the interest rate on an outstanding Bond will be reset on the Reset Date if either of the following occurs: (x) Goldman, Sachs & Co. elects to purchase all of the outstanding Bonds on the Reset Date pursuant to the Call Option or (y) Goldman, Sachs & Co. does not elect to do so, the holder elects not to exercise its Put Option by giving the Trustee a Hold Notice and the Hold Notice is effective under the 10% Requirement. Notwithstanding the foregoing, reset of the interest rate is subject to the occurrence of a Market Disruption Event or a Failed Remarketing as described below.

    The Operating Partnership has initially appointed Goldman, Sachs & Co. as its agent for the purpose of resetting the interest rate (such agent or any successor agent, the "Calculation Agent"). If the interest rate is to be reset on the Reset Date, the Calculation Agent will effect the reset as follows.

    On the sixth Market Day prior to the Reset Date (the "Calculation Date"), the Calculation Agent will undertake the following actions to calculate a fixed rate at which interest will accrue on the Bonds from and including the Reset Date to but excluding the Final Maturity (such period, the "Reset Period"). In paragraphs (a) through (c) below, all references to specific hours are references to prevailing New York City time, and each notice will be given telephonically and will be confirmed as soon as possible by facsimile to each of the Calculation Agent and the Operating Partnership. The times set forth below are guidelines for action, and the Calculation Agent will use reasonable efforts to adhere to these times.

    (a) At 11:00 A.M., the Calculation Agent will select three financial institutions (one of which will be Goldman, Sachs & Co. if it so requests) that deal in the Operating Partnership's debt securities and have agreed to participate as reference dealers in accordance with the terms described below (the "Reference Dealers"). If Goldman, Sachs & Co. has exercised the Call Option and so requests, each Reference Dealer must include in its participation agreement a written commitment (satisfactory to Goldman, Sachs & Co.) that, if it is selected as the Final Dealer (as defined below), it will purchase from Goldman, Sachs & Co. on the Calculation Date for settlement on the Reset Date and at the Final Offer Price (as defined below), all the Bonds that Goldman, Sachs & Co. purchases pursuant to the Call Option and tenders for resale to the Final Dealer on the Reset Date. For each Reference Dealer, the Calculation Agent will request the name of and telephone and facsimile numbers for one individual to represent such Reference Dealer.

    (b) At 12:00 P.M., the Calculation Agent will:

       (i) determine (or obtain from Goldman, Sachs & Co., if Goldman, Sachs & Co. has exercised the Call Option) the approximate ten-year U.S. Treasury bond yield at or about such time, which will be expressed as a percentage (the "Designated Treasury Yield") and will be based on the then-current, ten-year U.S. Treasury bond (the "Designated Treasury Bond");

       (ii) calculate and provide to the Reference Dealers, on a preliminary basis, a hypothetical price at which the Bonds might be offered for sale to a Reference Dealer on the Reset Date (the "Offer Price"). The Offer Price will be expressed as a percentage of the principal amount of the Bonds and will equal 100% plus the Margin, which will also be expressed as a percentage of the principal amount of the Bonds and will equal the present value of the Treasury Rate Difference applied to 20 semi-annual periods (i.e., ten years), discounted at the Designated Treasury Yield divided by two. The "Treasury Rate
           Difference" means the percentage equal to (x)   % (the "Initial
           Treasury Yield") minus (y) the Designated Treasury Yield, PROVIDED that, if the resulting percentage would be negative, then the Treasury Rate Difference will be zero; and

       (iii) request each Reference Dealer to provide to the Calculation Agent, when notified of the Final Offer Price as described in paragraph (c) below, a firm bid, expressed as a percentage representing an interest rate spread over the Designated Treasury Yield (the "Spread"), at which such Reference Dealer would be willing to purchase on the Calculation Date for settlement on the Reset Date, at the Final Offer Price, all of the Bonds then outstanding. Each such firm bid is to be given on an "all-in" basis and is to remain open for at least 30 minutes after it is given.

    (c) At 12:30 P.M., the Calculation Agent will determine (or obtain from Goldman Sachs & Co., if Goldman, Sachs & Co. has exercised the Call Option) the Designated Treasury Yield on a final basis, and calculate and provide to the Reference Dealers the Offer Price on a final basis (the "Final Offer Price") and request each Reference Dealer to submit its bid immediately as described in clause (b)(iii) above. If the Calculation Agent receives at least two bids, the following will occur:

       (i) the Reference Dealer providing the bid representing the lowest all-in Spread (the "Final Spread") will be the "Final Dealer";

       (ii) if Goldman, Sachs & Co. has exercised the Call Option, the Final Dealer will be obligated to purchase from Goldman, Sachs & Co. at the Final Offer Price, for settlement on the Reset Date, all the Bonds that Goldman, Sachs & Co. purchases pursuant to the Call Option and tenders for resale to the Final Dealer on the Reset Date (assuming that the interest rate on the Bonds will be reset so as to equal the Adjusted Rate (as defined below) during the Reset Period); as described below, the Final Dealer will not be obligated to purchase any Bonds if Goldman, Sachs & Co. has not exercised the Call Option;

       (iii) the Calculation Agent will calculate and provide to the Operating Partnership the "Adjusted Rate," which will be the semi-annual, bond-equivalent, fixed interest rate on the Bonds required to produce, during the Reset Period, a semi-annual, bond-equivalent yield on the Bonds that equals the sum of the Final Spread plus the final Designated Treasury Yield, assuming that the Bonds are purchased on the Reset Date at the Final Offer Price and will remain outstanding until the Final Maturity; and

       (iv) the interest rate on the Bonds will be adjusted so as to equal the Adjusted Rate, effective from and including the Reset Date to but excluding the Final Maturity. If Goldman, Sachs & Co. has not exercised the Call Option and any holder gives an effective Hold Notice to the Trustee, the Operating Partnership will promptly give written notice of the Adjusted Rate to the holder.

As indicated above, all determinations regarding the Designated Treasury Yield and the Designated Treasury Bond as described in clause (b)(i) and the first sentence of clause (c) above will be made by Goldman, Sachs & Co. if another party is acting as the Calculation Agent, unless Goldman, Sachs & Co. has elected not to exercise the Call Option.

    If the Calculation Agent determines that, on the Calculation Date, (x) a Market Disruption Event (as defined below) has occurred or is continuing or (y) fewer than two Reference Dealers have provided firm bids in a timely manner pursuant to participation agreements satisfactory to Goldman, Sachs & Co. substantially as described above (a "Failed Remarketing"), the steps contemplated above will be taken on the next Market Day on which the Calculation Agent determines that no Market Disruption Event has occurred or is continuing and at least two Reference Dealers have provided bids pursuant to participation agreements satisfactory to Goldman, Sachs & Co. substantially as contemplated above. If the Calculation Agent determines that a Market Disruption Event and/or a Failed Remarketing has occurred or is continuing for at least four consecutive Market Days starting on the Calculation Date, then Goldman, Sachs & Co. will be deemed not to have exercised the Call Option, all holders will be deemed to have exercised their Put Options and the Operating Partnership will repurchase all the Bonds from the holders on the Reset Date at the Put Price (and will pay Goldman, Sachs & Co. an amount equal to the Margin). In these circumstances, the holders of the Bonds may not continue to hold the Bonds by giving a Hold Notice. The Calculation Agent will notify the Operating Partnership of such determination promptly after the close of business on such fourth Market Day. The Operating Partnership will give notice to the holders that the Bonds will be repurchased by the Operating Partnership from the holders on the Reset Date at the Put Price, no later than the second Market Day prior to the Reset Date in the manner described under "Certain Notices" below. If at any time Goldman, Sachs & Co. is not acting as Calculation Agent, then the determinations and notice to the Operating Partnership described in this paragraph will be made and given by Goldman, Sachs & Co., unless Goldman, Sachs & Co. does not exercise the Call Option, in which case such determinations and notice will be made and given by the Calculation Agent

    "Market Disruption Event" means any of the following: (i) a suspension or material limitation in trading in securities generally on the New York Stock Exchange or the establishment of minimum prices on such exchange; (ii) a general moratorium on commercial banking activities declared by either federal or New York State authorities; (iii) any material adverse change in the existing financial, political or economic conditions in the United States of America;
(iv) an outbreak or escalation of hostilities involving the United States of America or the declaration of a national emergency or war by the United States of America; or (v) any material disruption of the U.S. government securities market, U.S. corporate bond market and/or U.S. federal wire system.

    There is no assurance that the Calculation Agent will receive at least two qualifying bids from Reference Dealers in connection with the Reset Date. All determinations regarding Market Disruption Events and Failed Remarketings, including whether or not any event has occurred or is continuing, will be made by the Calculation Agent (or Goldman, Sachs & Co., as applicable) in its sole discretion.

    If Goldman, Sachs & Co. has not exercised the Call Option, the Final Dealer will not be obligated to purchase Bonds from any holder, and no holder will be obligated to sell Bonds to the Final Dealer. Consequently, in deciding whether to give a Hold Notice, holders should not assume that any dealer will be prepared to purchase their Bonds at the Final Offer Price or otherwise.

    All determinations made by the Calculation Agent (or Goldman, Sachs & Co.) regarding the matters described above will be final, conclusive and binding on all concerned and will not give rise to any liability on the part of the Calculation Agent (or Goldman, Sachs & Co.), the Trustee or the Operating Partnership.

SETTLEMENT ON EXERCISE OF THE PUT AND CALL OPTIONS

    If the Call Option is exercised, then, on the Reset Date, all beneficial interests in the Bonds will be transferred to a DTC account designated by Goldman, Sachs & Co. The transfers will be made automatically, without any action on the part of any beneficial owner, by book entry through DTC. Goldman, Sachs & Co. will be obligated to make payment of the Face Value of the Bonds to DTC, for credit to the accounts of the DTC participants through which beneficial interests in the Bonds are held, by the close of business on the Reset Date. Each transfer will be made against the corresponding payment, and each payment will be made against the corresponding transfer, in accordance with applicable DTC procedures. If Goldman, Sachs & Co. fails to pay the Face Value of the Bonds on the Reset Date, the Call Option will be deemed not to have been exercised and the Put Option will be deemed to have been exercised with respect to all of the outstanding Bonds. In these circumstances, the holders of the Bonds may not continue to hold the Bonds by giving an effective Hold Notice, and the Operating Partnership will be obligated to pay, not later than the second Business Day after the Reset Date, the Put Price for the Bonds (plus accrued interest from the Reset Date to the date payment is made) on the Reset Date, with settlement occurring as described in the next paragraph. In any event, the Operating Partnership will remain obligated to make payment of accrued and unpaid interest due on the Bonds, with interest payable on the Reset Date being payable to the holders of record on the corresponding Interest Payment Record Date, as provided in the Bonds and in the Indenture.

    If the Put Option is exercised, then, on the Reset Date, all beneficial interests in the Bonds to be purchased will be transferred to a DTC account designated by the Operating Partnership. The transfers will be made automatically, without any action on the part of any beneficial owner, by book entry through DTC. The Operating Partnership will be obligated to make payment of the Put Price of the relevant Bonds to DTC, for credit to the accounts of the DTC participants through which beneficial interests in these Bonds are held, by the close of business on the Reset Date. Each transfer will be made against the corresponding payment, and each payment will be made against the corresponding transfer, in accordance with applicable DTC procedures. If the Operating Partnership fails to pay the Put Price of the relevant Bonds on the Reset Date, accrued interest from the Reset Date to the date the payment is made will be payable as part of the Put Price. With respect to all the Bonds, whether or not purchased pursuant to the Put Option, the Operating Partnership will remain obligated to make payment of accrued and unpaid interest due on the Bonds, with interest payable on the Reset Date being payable to the holders of record on the corresponding Interest Payment Record Date, as provided in the Bonds and in the Indenture.

    The transactions described above will be effected on the Reset Date through DTC in accordance with the procedures of DTC, and the accounts of the respective DTC participants will be debited and credited and the Bonds delivered by book entry as necessary to effect the purchases and sales thereof. The transactions will settle in immediately available funds through DTC's Same-Day Funds Settlement System.

    The settlement procedures described above, including those for payment for and delivery of Bonds purchased by Goldman, Sachs & Co. or the Operating Partnership on the Reset Date, may be modified, notwithstanding any contrary terms of the Indenture, to the extent required by DTC or, if the book-entry system is no longer available for the Bonds at the relevant time, to the extent required to facilitate these transactions in Bonds in certificated form. In addition, Goldman, Sachs & Co. and the Operating Partnership may, notwithstanding any contrary terms of the Indenture, modify the settlement procedures referred to above in order to facilitate the settlement process.

    Under the terms of the Bonds, the Operating Partnership has agreed that, notwithstanding any provision to the contrary set forth in the Indenture, (i) it will use its best efforts to maintain the Bonds in book-entry form with DTC or any successor thereto and to appoint a successor depository to the extent necessary to maintain the Bonds in book-entry form and (ii) it will waive any discretionary right it otherwise may have under the Indenture to cause the Bonds to be issued in certificated form.

    For further information with respect to payments, transfers and settlement through DTC, see "--Global Securities" below.

CERTAIN COVENANTS

    LIMITATIONS ON INCURRENCE OF DEBT. The Operating Partnership will not, and will not permit any Subsidiary to, incur any Debt (as defined below), other than intercompany debt (representing Debt to which the only parties are the Company, the Operating Partnership and any of their Subsidiaries (but only so long as such Debt is held solely by any of the Company, the Operating Partnership and any Subsidiary) that is subordinate in right of payment to the Bonds) if, immediately after giving effect to the incurrence of such additional Debt, the aggregate principal amount of all outstanding Debt of the Operating Partnership and its Subsidiaries on a consolidated basis determined in accordance with generally accepted accounting principles is greater than 55% of the sum of (i) the Operating Partnership's Total Assets (as defined below) as of the end of the calendar quarter covered in the Operating Partnership's Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Securities and Exchange Commission (or, if such filing is not permitted under the Exchange Act, with the Trustee) prior to the incurrence of such additional Debt and (ii) any increase in Total Assets from the end of such quarter including, without limitation, any increase in Total Assets resulting from the incurrence of such additional Debt (such increase together with the Operating Partnership's Total Assets shall be referred to as the "Adjusted Total Assets").

    In addition to the foregoing limitation on the incurrence of Debt, the Operating Partnership will not, and will not permit any Subsidiary to, incur any Debt if the ratio of Consolidated Income Available for Debt Service to the Annual Service Charge (in each case as defined below) for the four consecutive fiscal quarters most recently ended prior to the date on which such additional Debt is to be incurred shall have been less than 2.0 to 1, on a pro forma basis after giving effect to the incurrence of such Debt and to the application of the proceeds therefrom, and calculated on the assumption that (i) such Debt and any other Debt incurred by the Operating Partnership or its Subsidiaries since the first day of such four-quarter period and the application of the proceeds therefrom, including to refinance other Debt, had occurred at the beginning of such period, (ii) the repayment or retirement of any other Debt by the Operating Partnership or its Subsidiaries since the first day of such four-quarter period had been incurred, repaid or retired at the beginning of such period (except that, in making such computation, the amount of Debt under any revolving credit facility shall be computed based upon the average daily balance of such Debt during such period), (iii) any income earned as a result of any increase in Adjusted Total Assets since the end of such four-quarter period had been earned, on an annualized basis, for such period, and (iv) in the case of any acquisition or disposition by the Operating Partnership or any Subsidiary of any asset or group of assets since the first day of such four-quarter period, including, without limitation, by merger, stock purchase or sale, or asset purchase or sale, such acquisition or disposition or any related repayment of Debt had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation.

    In addition to the foregoing limitations on the incurrence of Debt, the Operating Partnership will not, and will not permit any Subsidiary to, incur any Debt secured by any mortgage, lien, charge, pledge, encumbrance or security interest of any kind upon any of the property of the Operating Partnership or any Subsidiary ("Secured Debt"), whether owned at the date of the Indenture or thereafter acquired, if, immediately after giving effect to the incurrence of such additional Secured Debt, the aggregate principal amount of all outstanding Secured Debt of the Operating Partnership and its Subsidiaries on a consolidated basis is greater than 40% of the Operating Partnership's Adjusted Total Assets.

    For purposes of the forgoing provisions regarding the limitation on the incurrence of Debt, Debt shall be deemed to be "incurred" by the Operating Partnership and its Subsidiaries on a consolidated basis whenever the Operating Partnership and its Subsidiaries on a consolidated basis shall create, assume, guarantee or otherwise become liable in respect thereof.

    MAINTENANCE OF TOTAL UNENCUMBERED ASSETS. The Operating Partnership is required to maintain Total Unencumbered Assets of not less than 185% of the aggregate outstanding principal amount of the Unsecured Debt of the Operating Partnership.

    As used herein:

    "ANNUAL SERVICE CHARGE" as of any date means the maximum amount which is expensed in any 12-month period for interest on Debt.

    "CONSOLIDATED INCOME AVAILABLE FOR DEBT SERVICE" for any period means Consolidated Net Income (as defined below) of the Operating Partnership and its Subsidiaries (i) plus amounts which have been deducted for (a) interest on Debt of the Operating Partnership and its Subsidiaries, (b) provision for taxes of the Operating Partnership and its Subsidiaries based on income, (c) amortization of debt discount, (d) provisions for or realized losses on properties, (e) depreciation and amortization, (f) the effect of any noncash charge resulting from a change in accounting principles in determining Consolidated Net Income for such period and (g) amortization of deferred charges and (ii) less amounts which have been included for gains on properties.

    "CONSOLIDATED NET INCOME" for any period means the amount of consolidated net income (or loss) of the Operating Partnership and its Subsidiaries for such period determined on a consolidated basis in accordance with generally accepted accounting principles.

    "DEBT" of the Operating Partnership or any Subsidiary means any indebtedness of the Operating Partnership and its Subsidiaries, whether or not contingent, in respect of (i) borrowed money evidenced by bonds, notes, debentures or similar instruments, (ii) indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by the Operating Partnership or any Subsidiary, (iii) the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property except any such balance that constitutes an accrued expense or trade payable or (iv) any lease of property by the Operating Partnership and its Subsidiaries as lessee which is reflected in the Operating Partnership's consolidated balance sheet as a capitalized lease in accordance with generally accepted accounting principles, in the case of items of indebtedness under (i) through (iii) above to the extent that any such items (other than letters of credit) would appear as a liability on the Operating Partnership's consolidated balance sheet in accordance with generally accepted accounting principles, and also includes, to the extent not otherwise included, any obligation by the Operating Partnership or any Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), indebtedness of another person (other than the Operating Partnership or any Subsidiary) (it being understood that Debt shall be deemed to be incurred by the Operating Partnership and its Subsidiaries on a consolidated basis whenever the Operating Partnership and its Subsidiaries on a consolidated basis shall create, assume, guarantee or otherwise become liable in respect thereof).

    "FUNDS FROM OPERATIONS" for any period means the Consolidated Net Income of the Operating Partnership and its Subsidiaries for such period without giving effect to depreciation and amortization, gains or losses from extraordinary items, gains or losses on sales of real estate, gains or losses on investments in marketable securities and any provision/benefit for income taxes for such period, plus the allocable portion, based on the Operating Partnership's ownership interest, of funds from operations of unconsolidated joint ventures, all determined on a consistent basis in accordance with generally accepted accounting principles.

    "SUBSIDIARY" means a corporation, partnership or limited liability company, a majority of the outstanding voting stock, partnership interests or membership interests, as the case may be, of which is owned or controlled, directly or indirectly, by the Operating Partnership or by one or more other Subsidiaries of the Operating Partnership. For the purposes of this definition, "voting stock" means stock having voting power for the election of directors, or trustees, as the case may be, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

    "TOTAL ASSETS" as of any date means the sum of (i) the Undepreciated Real Estate Assets and (ii) all other assets of the Operating Partnership and its Subsidiaries on a consolidated basis determined in accordance with generally accepted accounting principles (but excluding intangibles and accounts receivable).

    "TOTAL UNENCUMBERED ASSETS" means the sum of (i) those Undepreciated Real Estate Assets not subject to an encumbrance and (ii) all other assets of the Operating Partnership and its Subsidiaries not subject to an encumbrance determined in accordance with generally accepted accounting principles (but excluding accounts receivable and intangibles).

    "UNDEPRECIATED REAL ESTATE ASSETS" as of any date means the cost (original cost plus capital improvements) of real estate assets of the Operating Partnership and its Subsidiaries on such date, before depreciation and amortization, determined on a consolidated basis in accordance with generally accepted accounting principles.

    "UNSECURED DEBT" means Debt of the Operating Partnership or any Subsidiary which is not secured by any mortgage, lien, charge, pledge or security interest of any kind upon any of the properties of the Operating Partnership or any Subsidiary.

    Reference is made to the section entitled "Description of Debt Securities--Certain Covenants" in the accompanying Prospectus for a description of additional covenants applicable to the Bonds.

Compliance with the covenants described herein and such additional covenants with respect to the Bonds generally may not be waived by the Board of Directors of the Company, as general partner of the Operating Partnership, or by the Trustee unless the Holders of at least a majority in principal amount of all outstanding Bonds consent to such waiver.

GLOBAL SECURITIES

    Upon original issuance, the Bonds will be represented by one or more global securities (the "Global Securities") having an aggregate principal amount equal to that of the Bonds represented thereby. Each Global Security will be deposited with, or on behalf of, The Depository Trust Company, as depository (the "Depository"), and registered in the name of Cede & Co., a nominee of the Depository. The Global Securities will bear legends regarding the restrictions on exchanges and registration of transfer thereof referred to below and any other matters as may be provided for by the Indenture.

    The Depository has advised the Operating Partnership as follows: The Depository is a limited-purpose trust company organized under the Banking Law of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of section 17A of the Securities Exchange Act of 1934. The Depository was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depository's participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the Depository. Access to the Depository's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

    Notwithstanding any provision of the Indenture or the Bonds described herein, no Global Security may be exchanged in whole or in part for Bonds registered, and no transfer of a Global Security in whole or in part may be registered, in the name of any Person other than the Depository for such Global Security or any nominee of the Depository unless (i) the Depository has notified the Operating Partnership that it is unwilling or unable to continue as Depository for the Global Security or has ceased to be qualified to act as such as required pursuant to the Indenture or (ii) there shall have occurred and be continuing an Event of Default with respect to the Bonds represented by such Global Security. All Bonds issued in exchange for a Global Security or any portion thereof will be registered in such names as the Depository may direct.

    As long as the Depository, or its nominee, is the registered holder of a Global Security, the Depository or such nominee, as the case may be, will be considered the sole owner and holder of such Global Security and the Bonds represented thereby for all purposes under the Bonds and the Indenture. Except in the limited circumstances referred to above, owners of beneficial interests in a Global Security will not be entitled to have such Global Security or any Bonds represented thereby registered in their names, will not receive or be entitled to receive physical delivery of certificated Bonds in exchange therefor and will not be considered to be the owners or holders of such Global Security or any Bonds represented thereby for any purpose under the Bonds or the Indenture. All payments of principal of and interest on a Global Security will be made to the Depository or its nominee, as the case may be, as the holder thereof. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in a Global Security.

    Ownership of beneficial interests in a Global Security will be limited to institutions that have accounts with the Depository or its nominee ("participants") and to persons that may hold beneficial interests through participants. In connection with the issuance of any Global Security, the Depository will credit, on its book-entry registration and transfer system, the respective principal amounts of Bonds represented by the Global Security to the accounts of its participants. Ownership of beneficial interests in a Global Security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the Depository (with respect to participants' interests) or any such participant (with respect to interests of persons held by such participants on their behalf). Payments, transfers, exchanges, notices and others matters relating to beneficial interests in a Global Security may be subject to various policies and procedures adopted by the Depository from time to time. None of the Operating Partnership, the Trustee, the Calculation Agent (or Goldman, Sachs & Co.) or any of their respective agents will have any responsibility or liability for any aspect of the Depository's or any participant's records relating to, or for payments or notices on account of, beneficial interests in a Global Security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

CERTAIN NOTICES

    With respect to any Bonds represented by a Global Security, Call Notices, 10% Requirement Notices and any other notices to be given to the holders of the Bonds will be deemed to have been duly given to the holders when given to DTC, or its nominee, in accordance with DTC's policies and procedures. The Operating Partnership believes that DTC's practice is to inform its participants of any such notice it receives, in accordance with its policies and procedures. Persons who hold beneficial interests in the Bonds through DTC or its direct or indirect participants may wish to consult with them about the manner in which notices and other communications relating to the Bonds may be given and received through the facilities of DTC. Neither the Operating Partnership, the Calculation Agent (nor Goldman, Sachs & Co.) nor the Trustee will have any responsibility with respect to those policies and procedures or for any notices or other communications among DTC, its direct and indirect participants and the beneficial owners of the Bonds in global form.

    With respect to any Bonds not represented by a Global Security, Call Notices, 10% Requirement Notices and any other notices to be given to the holders of the Bonds will be deemed to have been duly given to the holders upon the mailing of such notices to the holders at their respective addresses as they appear on the Bond register maintained by the Operating Partnership or its agent as of the close of business preceding the day notice is given.

    Neither the failure to give any notice nor any defect in any notice given to a particular holder will affect the sufficiency of any notice given to another holder.

    Hold Notices may be given by a holder to the Trustee only by facsimile transmission or by mail and MUST ACTUALLY BE RECEIVED by the Trustee at the following address no later than 10:00 A.M., New York City time, on the seventh Market Day prior to the Reset Date:

                                  The First National Bank
                                    of Chicago
                                  One North State Street, 9th Floor
                                  Chicago, Illinois 60602
                                  Attention: Corporate Trust Administration
                                  Facsimile no.: 312-407-1708

    Hold Notices may be given with respect to a Bond only by the registered holder of the Bond. Therefore, in the case of any beneficial interest in a Bond represented by a Global Security, a Hold Notice must be given by DTC or its agent, and any owner of a beneficial interest that wants a Hold Notice to be given with respect to the interest will need to make arrangements with DTC and/or the applicable direct or indirect participants for the notice to be given in a timely manner.

                      U.S. FEDERAL INCOME TAX CONSEQUENCES

CONSEQUENCES OF BOND OWNERSHIP

    The following is a discussion of some ways in which the United States federal income tax consequences of ownership of a Bond may differ from the consequences of ownership of conventional bonds. It does not deal with all aspects of the tax consequences of the ownership of Bonds, however, or with special classes of holders, such as financial institutions, dealers in securities or currencies, traders in securities that elect to mark to market, tax-exempt organizations, life insurance companies, non-U.S. persons or persons who hold Bonds as part of broader hedged transactions. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations, current administrative pronouncements of the Internal Revenue Service (the "IRS") and judicial decisions now in effect, all of which are subject to change at any time, possibly with retroactive effect. No statutory, judicial or administrative authority directly addresses the tax treatment of the Bonds or instruments similar to the Bonds for United States federal income tax purposes. Therefore, no assurance can be given that the IRS will agree with the tax consequences described herein or that these consequences will not be successfully challenged. ACCORDINGLY, PROSPECTIVE PURCHASERS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE TAX CONSEQUENCES, IN THEIR PARTICULAR CIRCUMSTANCES, OF PURCHASING, OWNING AND SELLING BONDS, AND ANY UNCERTAINTIES CONCERNING THESE CONSEQUENCES.

    The following discussion applies only to Bonds purchased directly from the Operating Partnership on original issue, and it assumes that the Bonds are purchased for an amount equal to the stated principal amount.

    A holder that purchases a Bond at original issue should be treated for tax purposes as having (i) purchased the Bond for an amount equal to its fair market value on the Original Issue Date and (ii) effectively sold the Call Option to Goldman, Sachs & Co. for an amount equal to the excess of such fair market value over the stated principal amount (the "Call Option Premium"). A holder should be able to elect, however, to treat the Bond and the Call Option as a single instrument for tax purposes ("integrated treatment") by satisfying the contemporaneous identification requirements of Treasury Regulations Section 1.1275-6. Although not free from doubt, a holder should be able to satisfy these requirements by, on or prior to the date the Bond is issued, (a) marking the date of the purchase of the Bond on the cover of this Prospectus Supplement, (b) writing on that cover that the holder wishes to treat the Bond and the Call Option as an integrated hedging transaction for U.S. federal income tax purposes and (c) retaining a copy of this Prospectus Supplement in the holder's books and records.

    If integrated treatment applies, a holder will include interest on the Bonds in its income (at the rate of interest initially in effect) as it is paid or accrued, in accordance with the holder's method of accounting. If the Call Option is not exercised and the holder gives an effective Hold Notice, a holder will include interest in income at the applicable Adjusted Rate for the Reset Period. Assuming that the holder does not seek to make an election to amortize a deemed purchase of the Bond at a premium, a holder that purchased a Bond for an amount equal to the stated principal amount should not recognize net gain or loss upon the exercise of the Put Option or Call Option or upon receipt of the principal amount at Final Maturity.

    If integrated treatment does not apply, the treatment of a holder should be substantially similar to the treatment described above, although the matter is not free from doubt. A holder may in that case be required, however, to treat the Bond as governed by certain contingent payment debt regulations. In that case, a holder who accounts for interest income on a cash basis and who receives interest for a period which straddles the end of a taxable year may be required to include interest in the holder's income for the year in which the interest is accrued, rather than the year in which it is received, as if the holder were accounting for interest income on an accrual basis. In addition, a holder may be required to treat gain from the disposition of a Bond as ordinary income, and may be permitted to treat loss from the disposition of a Bond as ordinary loss, to the extent not in excess of previously accrued interest income from the Bond. Assuming that the holder does not seek to make an election to amortize a deemed purchase of the Bond at a premium, a holder that purchased a Bond for an amount equal to the stated principal amount should not recognize net gain or loss upon the exercise of the Put Option or Call Option. If neither the Call Option nor the Put Option is exercised, the holder will recognize income on the Reset Date in an amount equal to the Call Option Premium. Such income will be treated as short-term capital gain. In such a case, a holder's adjusted tax basis in a Bond will be increased by the Call Option Premium.

TAXPAYER RELIEF ACT OF 1997

    Prospective purchasers should be aware that the recently enacted Taxpayer Relief Act of 1997 (the "1997 Act") made numerous changes to the Code, including reducing the maximum tax imposed on net capital gains from the sale or exchange of assets held for more than 18 months by individuals, trusts and estates to 20%. This reduced tax rate is effective for sales and exchanges occurring after July 28, 1997. The 1997 Act also makes certain changes to the requirements to qualify as a REIT and to the taxation of REITs and their shareholders.

    The 1997 Act contains significant changes to the taxation of capital gains of individuals, trusts and estates. For gains realized after July 28, 1997, and subject to certain exceptions, the maximum rate of tax on net capital gains of individuals, trusts and estates from the sale or exchange of assets held for more than 18 months has been reduced to 20%, and the maximum rate is reduced to 18% for assets acquired after December 31, 2000 and held for more than five years. For taxpayers who would be subject to a maximum tax rate of 15%, the rate on net capital gains is reduced to 10%, and effective for taxable years commencing after December 31, 2000, the rate is reduced to 8% for assets held for more than five years. The maximum rate for net capital gains attributable to the sale of depreciable real property held for more than 18 months is 25% to the extent of the deductions for depreciation with respect to such property. Long-term capital gain allocated by the Operating Partnership or the Company to their respective equity owners will be subject to the 25% rate to the extent that the gain does not exceed depreciation on real property sold. The maximum rate of capital gains tax for capital assets held more than one year but not more than 18 months remains at 28%. The taxation of capital gains of corporations was not changed by the 1997 Act.

    The 1997 Act also includes several provisions that are intended to simplify the taxation of REITs. These provisions are effective for taxable years beginning after the date of enactment of the 1997 Act which, as to the Company, is its taxable year commencing January 1, 1998. First, in determining whether a REIT satisfies the income tests, a REIT's rental income from a property will not cease to qualify as "rents from real property" merely because the REIT performs services for a tenant other than permitted customary services if the amount that the REIT is deemed to have received as a result of performing such impermissible services does not exceed one percent of all amounts received directly or indirectly by the REIT with respect to such property. The amount that a REIT will be deemed to have received for performing impermissible services is at least 150% of the direct cost to the REIT of providing those services. Second, certain non-cash income, including income from cancellation of indebtedness and original issue discount, will be excluded from income in determining the amount of dividends that a REIT is required to distribute. Third, a REIT may elect to retain and pay income tax on any net long-term capital gains and require its shareholders to include such undistributed net capital gains in their income. If a REIT makes such an election, the REIT's shareholders would receive a tax credit attributable to their share of capital gains tax paid by the REIT on the undistributed net capital gain that was included in the shareholders' income, and such shareholders will receive an increase in the basis of their shares in the amount of undistributed net capital gain included in their income reduced by the amount of the credit. Fourth, the 1997 Act repeals the requirement that a REIT receive less than 30% of its gross income from the sale or disposition of stock or securities held for less than one year, gain from prohibited transactions, and gain from certain sales of real property held less than four years. Finally, the 1997 Act contains a number of technical provisions that reduce the risk that a REIT will inadvertently cease to qualify as a REIT.

                                  UNDERWRITING

    Subject to the terms and conditions set forth in the Terms Agreement (which incorporates by reference the terms of the Underwriting Agreement), the Operating Partnership has agreed to sell to each of the Underwriters named below, and each of the Underwriters has severally agreed to purchase, the principal amount of the Bonds set forth opposite its name below.

                                                                                                 PRINCIPAL AMOUNT
                                          UNDERWRITER                                                OF BONDS
-----------------------------------------------------------------------------------------------  -----------------
Goldman, Sachs & Co............................................................................   $
UBS Securities LLC.............................................................................
                                                                                                 -----------------
                                                                                                 -----------------
  Total........................................................................................   $   100,000,000

    Under the terms and conditions of the Terms Agreement, the Underwriters are committed to take and pay for all of the Bonds, if any are taken.

    The Underwriters propose to offer the Bonds in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus Supplement and in part to certain securities dealers at such price
less a concession of   % of the principal amount of the Bonds. The Underwriters
may allow, and such dealers may reallow, a concession not to exceed   % of the
principal amount of the Bonds to certain brokers and dealers. After the Bonds are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Underwriters.

    The Bonds are a new issue of securities with no established trading market. The Operating Partnership has been advised by the Underwriters that the Underwriters intend to make a market in the Bonds but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Bonds.

    The Operating Partnership has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

    The proceeds to the Operating Partnership include an amount equal to   % of
the principal amount of the Bonds, which will be paid by Goldman, Sachs & Co. in consideration of the Call Option it will have with respect to the Bonds.

    In connection with the offering, the Underwriters may purchase and sell the Bonds in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created by the Underwriters in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Bonds; and short positions created by the Underwriters involve the sale by the Underwriters of a greater number of Bonds than they are required to purchase from the Operating Partnership in the offering. The Underwriters also may impose a penalty bid, whereby selling concessions allowed to broker-dealers in respect of the Bonds sold in the offering may be reclaimed by the Underwriters if such Bonds are repurchased by the Underwriters in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Bonds, which may be higher than the price that might otherwise prevail in the open market, and these activities, if commenced, may be discontinued at any time. These transactions may be effected in the over-the-counter market or otherwise.

                             VALIDITY OF THE BONDS

    The validity of the Bonds offered hereby will be passed upon for the Operating Partnership by Bose McKinney & Evans, Indianapolis, Indiana, and for the Underwriters by Sullivan & Cromwell, New York, New York. As to all matters of Indiana law, Sullivan & Cromwell will rely on the opinion of Bose McKinney & Evans. As to all matters of New York law, Bose McKinney & Evans will rely on the opinion of Sullivan & Cromwell.

PROSPECTUS

                                  $545,000,000

                         DUKE REALTY INVESTMENTS, INC.
              COMMON STOCK, PREFERRED STOCK AND DEPOSITARY SHARES

                        DUKE REALTY LIMITED PARTNERSHIP
                                DEBT SECURITIES

    Duke Realty Investments, Inc. (the "Company") may from time to time offer in one or more series (i) shares of Common Stock, $.01 par value ("Common Stock"),
(ii) shares of preferred stock, $.01 par value ("Preferred Stock") and (iii) shares of Preferred Stock represented by depositary shares (the "Depositary Shares"), with an aggregate public offering price of up to $325,000,000 (or its equivalent in another currency based on the exchange rate at the time of sale) in amounts, at prices and on terms to be determined at the time of offering. Duke Realty Limited Partnership (the "Operating Partnership") may from time to time offer in one or more series unsecured non-convertible investment grade debt securities ("Debt Securities"), with an aggregate public offering price of up to $220,000,000 (or its equivalent in another currency based on the exchange rate at the time of sale) in amounts, at prices and on terms to be determined at the time of offering. The Common Stock, Preferred Stock, Depositary Shares and Debt Securities (collectively, the "Securities") may be offered, separately or together, in separate series, in amounts, at prices and on terms to be set forth in one or more supplements to this Prospectus (each a "Prospectus Supplement").

    The specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable: (i) in the case of Common Stock, any initial public offering price; (ii) in the case of Preferred Stock, the specific title and stated value, any dividend, liquidation, redemption, conversion, voting and other rights, and any initial public offering price; (iii) in the case of Depositary Shares, the fractional share of Preferred Stock represented by each such Depositary Share; and (iv) in the case of Debt Securities, the specific title, aggregate principal amount, currency, form (which may be registered or bearer, or certificated or global), authorized denominations, maturity, rate (or manner of calculation thereof) and time of payment of interest, terms for redemption at the option of the Operating Partnership or repayment at the option of the holder, terms for sinking fund payments, covenants and any initial public offering price. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Securities, in each case as may be appropriate to preserve the status of the Company as a real estate investment trust ("REIT") for federal income tax purposes.

    The applicable Prospectus Supplement will also contain information, where applicable, about certain United States federal income tax considerations relating to, and any listing on a securities exchange of, the Securities covered by such Prospectus Supplement.

    The Securities may be offered directly, through agents designated from time to time by the Company or the Operating Partnership, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in an accompanying Prospectus Supplement. See "Plan of Distribution." No Securities may be sold without delivery of a Prospectus Supplement describing the method and terms of the offering of such series of Securities.

                              -------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this Prospectus is May 27, 1997.

                             AVAILABLE INFORMATION

    The Company and the Operating Partnership are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, the Company files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"), and the Operating Partnership files reports with the Commission. Such reports, proxy statements and other information can be inspected and copied at the Public Reference Section maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and New York Regional Office, 7 World Trade Center, New York, New York 10048. Such reports, proxy statements and other information concerning the Company can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. The Commission maintains a Web site (http:// www.sec.gov) that contains reports, proxy and information statements and other information regarding the Company and the Operating Partnership.

    The Company and the Operating Partnership will provide without charge to each person to whom a copy of this Prospectus is delivered, upon their written or oral request, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents). Written requests for such copies should be addressed to 8888 Keystone Crossing, Suite 1200, Indianapolis, Indiana 46240, Attn: Investor Relations, telephone number (317) 574-3531.

    The Company and the Operating Partnership have filed with the Commission a registration statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933 as amended (the "Securities Act"), with respect to the Securities offered hereby. For further information with respect to the Company, the Operating Partnership and the Securities offered hereby, reference is made to the Registration Statement and exhibits thereto. Statements contained in this Prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance, reference is made to the copy of such contract or documents filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed by the Company under the Exchange Act with the Commission are incorporated in this Prospectus by reference and are made a part hereof:

    1. The Company's Annual Report on Form 10-K (file no. 1-9044), for the year ended December 31, 1996.

    2. The Operating Partnership's Annual Report on Form 10-K (file no. 0-20625) for the year ended December 31, 1996.

    3.  The Company's proxy statement dated March 21, 1997.

    4. The Company's Quarterly Report on Form 10-Q (file no. 1-9044) for the quarter ended March 31, 1997.

    5. The Operating Partnership's Quarterly Report on Form 10-Q (file no. 0-20625) for the quarter ended March 31, 1997.

    6. The description of the Common Stock of the Company contained in the Registration Statement on Form 10, File No. 1-9044, as amended.

    Each document filed by the Company or the Operating Partnership subsequent to the date of this Prospectus pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to termination of the offering of all Securities to which this Prospectus relates shall be deemed to be incorporated by reference in this Prospectus and shall be part hereof from the date of filing of such document. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus (in the case of a statement in a previously-filed document incorporated or deemed to be incorporated by reference herein), in any accompanying Prospectus Supplement relating to a specific offering of Securities or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any accompanying Prospectus Supplement. Subject to the foregoing, all information appearing in this Prospectus and each accompanying Prospectus Supplement is qualified in its entirety by the information appearing in the documents incorporated by reference.

                   THE COMPANY AND THE OPERATING PARTNERSHIP

    The Company is a self-administered and self-managed real estate investment trust that began operations through a related entity in 1972. At March 31, 1997, the Company owned direct or indirect interests in a portfolio of 250 in-service industrial, office and retail properties (the "Properties"), together with over 1,100 acres of land (the "Land") for future development. The Properties are located in Indiana, Ohio, Illinois, Kentucky, Michigan, Missouri, Tennessee and Wisconsin. As of March 31, 1997, the Properties contained approximately 27.7 million square feet, which were approximately 95.5% leased to approximately 1,800 tenants.

    All of the Company's interests in the Properties and Land are held by, and substantially all of its operations relating to the Properties and Land are conducted through, the Operating Partnership. The Operating Partnership holds a 100% interest in all but 65 of the Properties and substantially all of the Land. The Company controls the Operating Partnership as the sole general partner and owner, as of March 31, 1997, of approximately 90.3% of the outstanding units of voting partnership interest of the Operating Partnership ("Units"). Each Unit, other than those held by the Company, may be exchanged by the holder thereof, subject to certain holding periods, for one share (subject to certain adjustments) of the Common Stock. With each such exchange, the number of Units owned by the Company and, therefore, the Company's percentage interest in the Operating Partnership, will increase.

    In addition to owning the Properties and the Land, the Operating Partnership also provides services associated with leasing, property management, real estate development, construction and miscellaneous tenant services (the "Related Businesses") for the Properties. The Company also provides services associated with the Related Businesses to third parties through Duke Realty Services Limited Partnership on a fee basis.

    The Company's experienced staff provides a full range of real estate services from executive offices headquartered in Indianapolis, and from seven regional offices located in the Cincinnati, Cleveland, Columbus, Decatur, Detroit, Nashville and St. Louis metropolitan areas.

    The Company is an Indiana corporation that was originally incorporated in the State of Delaware in 1985, and reincorporated in the State of Indiana in 1992. The Operating Partnership is an Indiana limited partnership that was formed in 1993. The Company's and the Operating Partnership's executive offices are located at 8888 Keystone Crossing, Suite 1200, Indianapolis, Indiana 46240, and their telephone number is (317) 574-3531.

                                USE OF PROCEEDS

    The Company is required, by the terms of the partnership agreement of the Operating Partnership, to invest the net proceeds of any sale of Common Stock, Preferred Stock or Depositary Shares in the Operating Partnership in exchange for additional Units or preferred Units, as the case may be. Unless otherwise specified in the applicable Prospectus Supplement, the Company and the Operating Partnership intend to use the net proceeds from the sale of Securities for general corporate purposes, including the development and acquisition of additional rental properties and other acquisition transactions, the payment of certain outstanding debt, and improvements to certain properties in the Company's portfolio.

                      RATIOS OF EARNINGS TO FIXED CHARGES

    The following table sets forth the Company's and the Operating Partnership's ratios of earnings to fixed charges for the periods shown.

YEAR ENDED                                                                                                OPERATING
DECEMBER 31,                                                                                  COMPANY    PARTNERSHIP
------------------------------------------------------------------------------------------  -----------  -----------
1996......................................................................................        2.18         2.20
1995......................................................................................        2.38         2.38
1994......................................................................................        2.33         2.33
1993......................................................................................        1.58         2.51(1)
1992......................................................................................          (2)          NA

------------------------

(1) From date of formation on October 4, 1993 to December 31, 1993.

(2) Prior to completion of the Company's reorganization in October, 1993, the Company maintained a different capital structure. As a result, although the original properties have historically generated positive net cash flow, the financial statements of the Company show net losses for the fiscal year ended December 31, 1992. Consequently, the computation of the ratio of earnings to fixed charges for such period indicates that earnings were inadequate to cover fixed charges by approximately $0.7 million for the fiscal year ended December 31, 1992.

    The Company's and the Operating Partnership's ratios of earnings to fixed charges for the three months ended March 31, 1997 were 2.30 and 2.32, respectively.

    For purposes of computing these ratios, earnings have been calculated by adding fixed charges, excluding capitalized interest, to income (loss) before gains or losses on property sales and (if applicable) minority interest in the Operating Partnership. Fixed charges consist (if applicable) of interest costs, whether expensed or capitalized, the interest component of rental expense and amortization of debt issuance costs.

    The recapitalization of the Company effected in connection with the reorganization permitted the Company to significantly deleverage, resulting in an improved ratio of earnings to fixed charges for periods subsequent to the reorganization.

                         DESCRIPTION OF DEBT SECURITIES

    The Debt Securities will be issued under an Indenture (the "Indenture"), between the Operating Partnership and The First National Bank of Chicago, as trustee. The Indenture is incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part and is available for inspection at the corporate trust office of the trustee at 14 Wall Street, Eighth Floor, New York, New York 10005 or as described above under "Available Information." The Indenture is subject to, and governed by, the Trust Indenture Act of 1939, as amended (the "TIA"). The statements made herein relating to the Indenture and the Debt Securities to be issued thereunder are summaries of certain provisions thereof and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture and such Debt Securities. All section references appearing herein are to sections of the Indenture, and capitalized terms used but not defined herein shall have the respective meanings set forth in the Indenture.

GENERAL

    The Debt Securities will be direct, unsecured obligations of the Operating Partnership and will rank equally with all other unsecured and unsubordinated indebtedness of the Operating Partnership. At March 31, 1997, the total outstanding debt of the Operating Partnership was $506.1 million, of which $261.1 million was secured debt and $245.0 million was unsecured debt. The Debt Securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in or pursuant to authority granted by a resolution of the Board of Directors of the Company as sole general partner of the Operating Partnership or as established in one or more indentures supplemental to the Indenture. All Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the Debt Securities of such series, for issuances of additional Debt Securities of such series (Section 301).

    The Indenture provides that there may be more than one trustee (the "Trustee") thereunder, each with respect to one or more series of Debt Securities. Any Trustee under the Indenture may resign or be removed with respect to one or more series of Debt Securities, and a successor Trustee may be appointed to act with respect to such series (Section 608). In the event that two or more persons are acting as Trustee with respect to different series of Debt Securities, each such Trustee shall be a trustee of a trust under the Indenture separate and apart from the trust administered by any other Trustee (Section 609), and, except as otherwise indicated herein, any action described herein to be taken by a Trustee may be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee under the Indenture.

    Reference is made to the Prospectus Supplement relating to the series of Debt Securities being offered for the specific terms thereof, including:

    (1) the title of such Debt Securities;

    (2) the aggregate principal amount of such Debt Securities and any limit on such aggregate principal amount;

    (3) the percentage of the principal amount at which such Debt Securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof;

    (4) the date or dates, or the method for determining such date or dates, on which the principal of such Debt Securities will be payable;

    (5) the rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which such Debt Securities will bear interest, if any;

    (6) the date or dates, or the method for determining such date or dates, from which any interest will accrue, the dates on which any such interest will be payable, the record dates for such interest payment dates, or the method by which any such date shall be determined, the person to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

    (7) the place or places where the principal of (and premium, if any) and interest, if any, on such Debt Securities will be payable, such Debt Securities may be surrendered for registration of transfer or exchange and notices or demands to or upon the Operating Partnership in respect of such Debt Securities and the Indenture may be served;

    (8) the period or periods within which, the price or prices at which and the terms and conditions upon which such Debt Securities may be redeemed, as a whole or in part, at the option of the Operating Partnership, if the Operating Partnership is to have such an option;

    (9) the obligation, if any, of the Operating Partnership to redeem, repay or purchase such Debt Securities pursuant to any sinking fund or analogous provision or at the option of a holder thereof, and the period or periods within which, the price or prices at which and the terms and conditions upon which such Debt Securities will be redeemed, repaid or purchased, as a whole or in part, pursuant to such obligation;

   (10) if other than U.S. dollars, the currency or currencies in which such Debt Securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

   (11) whether the amount of payments of principal of (and premium, if any) or interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on a currency, currencies, currency unit or units or composite currency or currencies) and the manner in which such amounts shall be determined;

   (12) the events of default or covenants of such Debt Securities, to the extent different from or in addition to those described herein;

   (13) whether such Debt Securities will be issued in certificated and/or book-entry form;

   (14) whether such Debt Securities will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof if other than $5,000 and terms and conditions relating thereto;

   (15) the applicability, if any, of the defeasance and covenant defeasance provisions described herein, or any modification thereof;

   (16) if such Debt Securities are to be issued upon the exercise of debt warrants, the time, manner and place for such Debt Securities to be authenticated and delivered;

   (17) whether and under what circumstances the Operating Partnership will pay additional amounts on such Debt Securities in respect of any tax, assessment or governmental charge and, if so, whether the Operating Partnership will have the option to redeem such Debt Securities in lieu of making such payment;

   (18) with respect to any Debt Securities that provide for optional redemption or prepayment upon the occurrence of certain events (such as a change of control of the Operating Partnership), (i) the possible effects of such provisions on the market price of the Operating Partnership's or the Company's securities or in deterring certain mergers, tender offers or other takeover attempts, and the intention of the Operating Partnership to comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable securities laws in connection with such provisions;
        (ii) whether the occurrence of the specified events may give rise to cross-defaults on other indebtedness such that payment on such Debt Securities may be effectively subordinated; and (iii) the existence of any limitation on the Operating Partnership's financial or legal ability to repurchase such Debt Securities upon the occurrence of such an event (including, if true, the lack of assurance that such a repurchase can be effected) and the impact, if any, under the Indenture of such a failure, including whether and under what circumstances such a failure may constitute an Event of Default; and

   (19) any other terms of such Debt Securities.

    The Debt Securities may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof ("Original Issue Discount Securities"). If material or applicable, special U.S. federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

    Except as described under "Merger, Consolidation or Sale" or as may be set forth in any Prospectus Supplement, the Indenture does not contain any other provisions that would limit the ability of the Operating Partnership to incur indebtedness or that would afford holders of the Debt Securities protection in the event of (i) a highly leveraged or similar transaction involving the Operating Partnership, the management of the Operating Partnership or the Company, or any affiliate of any such party, (ii) a change of control, or (iii) a reorganization, restructuring, merger or similar transaction involving the Operating Partnership that may adversely affect the holders of the Debt Securities. In addition, subject to the limitations set forth under "Merger, Consolidation or Sale," the Operating Partnership may, in the future, enter into certain transactions, such as the sale of all or substantially all of its assets or the merger or consolidation of the Operating Partnership, that would increase the amount of the Operating Partnership's indebtedness or substantially reduce or eliminate the Operating Partnership's assets, which may have an adverse effect on the Operating Partnership's ability to service its indebtedness, including the Debt Securities. In addition, restrictions on ownership and transfers of the Company's common stock and preferred stock are designed to preserve its status as a REIT and, therefore, may act to prevent or hinder a change of control. See "Description of Common Stock -- Certain Provisions Affecting Change of Control" and "Description of Preferred Stock -- Restrictions on Ownership." Reference is made to the applicable Prospectus Supplement for information with respect to any deletions from, modifications of or additions to the events of default or covenants that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

    Reference is made to "-- Certain Covenants" below and to the description of any additional covenants with respect to a series of Debt Securities in the applicable Prospectus Supplement. Except as otherwise described in the applicable Prospectus Supplement, compliance with such covenants generally may not be waived with respect to a series of Debt Securities by the Board of Directors of the Company as sole general partner of the Operating Partnership or by the Trustee unless the Holders of at least a majority in principal amount of all outstanding Debt Securities of such series consent to such waiver, except to the extent that the defeasance and covenant defeasance provisions of the Indenture described under "-- Discharge, Defeasance and Covenant Defeasance" below apply to such series of Debt Securities. See "-- Modification of the Indenture."

DENOMINATIONS, INTEREST, REGISTRATION AND TRANSFER

    Unless otherwise described in the applicable Prospectus Supplement, the Debt Securities of any series which are registered securities, other than registered securities issued in global form (which may be of any denomination), shall be issuable in denominations of $1,000 and any integral multiple thereof and the Debt Securities which are bearer securities, other than bearer securities issued in global form (which may be of any denomination), shall be issuable in denominations of $5,000 (Section 302).

    Unless otherwise specified in the applicable Prospectus Supplement, the principal of (and premium, if any) and interest on any series of Debt Securities will be payable at the corporate trust office of the Trustee, initially located at 14 Wall Street, Eighth Floor, New York, New York, 10005, provided that, at the option of the Operating Partnership, payment of interest may be made by check mailed to the address of the Person entitled thereto as it appears in the applicable Security Register or by wire transfer of funds to such Person at an account maintained within the United States (Sections 301, 307 and 1002).

    Any interest not punctually paid or duly provided for on any Interest Payment Date with respect to a Debt Security ("Defaulted Interest") will forthwith cease to be payable to the Holder on the applicable Regular Record Date and may either be paid to the Person in whose name such Debt Security is registered at the close of business on a special record date (the "Special Record Date") for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to the Holder of such Debt Security not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more completely described in the Indenture.

    Subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series will be exchangeable for other Debt Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of such Debt Securities at the corporate trust office of the Trustee referred to above. In addition, subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series may be surrendered for registration of transfer thereof at the corporate trust office of the Trustee referred to above.

Every Debt Security surrendered for registration of transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any Debt Securities, but the Trustee or the Operating Partnership may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith (Section 305). If the applicable Prospectus Supplement refers to any transfer agent (in addition to the Trustee) initially designated by the Operating Partnership with respect to any series of Debt Securities, the Operating Partnership may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that Operating Partnership will be required to maintain a transfer agent in each place of payment for such series. The Operating Partnership may at any time designate additional transfer agents with respect to any series of Debt Securities (Section 1002).

    Neither the Operating Partnership nor the Trustee shall be required (i) to issue, register the transfer of or exchange any Debt Security if such Debt Security may be among those selected for redemption during a period beginning at the opening of business 15 days before selection of the Debt Securities to be redeemed and ending at the close of business on (A) if such Debt Securities are issuable only as Registered Securities, the day of the mailing of the relevant notice of redemption and (B) if such Debt Securities are issuable as Bearer Securities, the day of the first publication of the relevant notice of redemption or, if such Debt Securities are also issuable as Registered Securities and there is no publication, the mailing of the relevant notice of redemption, or (ii) to register the transfer of or exchange any Registered Security so selected for redemption in whole or in part, except, in the case of any Registered Security to be redeemed in part, the portion thereof not to be redeemed, or (iii) to exchange any Bearer Security so selected for redemption except that such a Bearer Security may be exchanged for a Registered Security of that series and like tenor, PROVIDED that such Registered Security shall be simultaneously surrendered for redemption, or (iv) to issue, register the transfer of or exchange any Security which has been surrendered for repayment at the option of the Holder, except the portion, if any, of such Debt Security not to be so repaid (Section 305).

MERGER, CONSOLIDATION OR SALE

    The Operating Partnership may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other entity, provided that (a) the Operating Partnership shall be the continuing entity, or the successor entity (if other than the Operating Partnership) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets shall expressly assume payment of the principal of (and premium, if any) and interest on all the Debt Securities and the due and punctual performance and observance of all of the covenants and conditions contained in the Indenture; (b) immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of the Operating Partnership or any Subsidiary as a result thereof as having been incurred by the Operating Partnership or such Subsidiary at the time of such transaction, no Event of Default under the Indenture, and no event which, after notice or the lapse of time, or both, would become such an Event of Default, shall have occurred and be continuing; and (c) an officer's certificate and legal opinion covering such conditions shall be delivered to the Trustee (Sections 801 and 803).

CERTAIN COVENANTS

    EXISTENCE. Except as permitted under "Merger, Consolidation or Sale," the Operating Partnership is required to do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights and franchises; PROVIDED, HOWEVER, that the Operating Partnership shall not be required to preserve any right or franchise if it determines that the preservation thereof is no longer desirable in the conduct of its business and that the loss thereof is not disadvantageous in any material respect to the Holders of the Debt Securities (Section 1007).

    MAINTENANCE OF PROPERTIES. The Operating Partnership is required to cause all of its material properties used or useful in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and to cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Operating Partnership may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; PROVIDED, HOWEVER, that the Operating Partnership and its Subsidiaries shall not be prevented from selling or otherwise disposing for value their respective properties in the ordinary course of business (Section 1008).

    INSURANCE. The Operating Partnership is required to, and is required to cause each of its Subsidiaries to, keep all of its insurable properties insured against loss or damage at least equal to their then full insurable value with financially sound and reputable insurance companies (Section 1009).

    PAYMENT OF TAXES AND OTHER CLAIMS. The Operating Partnership is required to pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon it or any Subsidiary or upon its income, profits or property or that of any Subsidiary, and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Operating Partnership or any Subsidiary; PROVIDED, HOWEVER, that the Operating Partnership shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings (Section
1010).

    PROVISION OF FINANCIAL INFORMATION. The Holders of Debt Securities will be provided with copies of the annual reports and quarterly reports of the Operating Partnership. Whether or not the Operating Partnership is subject to
Section 13 or 15(d) of the Exchange Act and for so long as any Debt Securities are outstanding, the Operating Partnership will, to the extent permitted under the Exchange Act, be required to file with the Commission the annual reports, quarterly reports and other documents which the Operating Partnership would have been required to file with the Commission pursuant to such Section 13 or 15(d) (the "Financial Statements") if the Operating Partnership were so subject, such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which the Operating Partnership would have been required so to file such documents if the Operating Partnership were so subject. The Operating Partnership will also in any event (x) within 15 days of each Required Filing Date (i) transmit by mail to all Holders of Debt Securities, as their names and addresses appear in the Security Register, without cost to such Holders, copies of the annual reports and quarterly reports which the Operating Partnership would have been required to file with the Commission pursuant to
Section 13 or 15(d) of the Exchange Act if the Operating Partnership were subject to such Sections and (ii) file with the Trustee copies of the annual reports, quarterly reports and other documents which the Operating Partnership would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Operating Partnership were subject to such Sections and (y) if filing such documents by the Operating Partnership with the Commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective Holder (Section 1011).

    ADDITIONAL COVENANTS. Any additional or different covenants of the Operating Partnership with respect to any series of Debt Securities will be set forth in the Prospectus Supplement relating thereto.

EVENTS OF DEFAULT, NOTICE AND WAIVER

    The Indenture provides that the following events are "Events of Default" with respect to any series of Debt Securities issued thereunder: (a) default for 30 days in the payment of any installment of interest on any Debt Security of such series; (b) default in the payment of the principal of (or premium, if any, on) any Debt Security of such series at its maturity; (c) default in making any sinking fund payment as required for any Debt Security of such series; (d) default in the performance of any other covenant of the Operating Partnership contained in the Indenture (other than a covenant added to the Indenture solely for the benefit of a series of Debt Securities issued thereunder other than such series), such default having continued for 60 days after written notice as provided in the Indenture; (e) default in the payment of an aggregate principal amount exceeding $5,000,000 of any evidence of recourse indebtedness of the Operating Partnership or any mortgage, indenture or other instrument under which such indebtedness is issued or by which such indebtedness is secured, such default having occurred after the expiration of any applicable grace period and having resulted in the acceleration of the maturity of such indebtedness, but only if such indebtedness is not discharged or such acceleration is not rescinded or annulled; (f) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Operating Partnership or any Significant Subsidiary or any of their respective property; and (g) any other Event of Default provided with respect to a particular series of Debt Securities. The term "Significant Subsidiary" means each significant subsidiary (as defined in Regulation S-X promulgated under the Securities Act) of the Operating Partnership.

    If an Event of Default under the Indenture with respect to Debt Securities of any series at the time Outstanding occurs and is continuing, then in every such case the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities or Indexed Securities, such portion of the principal amount as may be specified in the terms thereof) of all of the Debt Securities of that series to be due and payable immediately by written notice thereof to the Operating Partnership (and to the Trustee if given by the Holders). However, at any time after such a declaration of acceleration with respect to Debt Securities of such series (or of all Debt Securities then Outstanding under the Indenture, as the case may be) has been made, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the Holders of not less than a majority in principal amount of Outstanding Debt Securities of such series (or of all Debt Securities then Outstanding under the Indenture, as the case may be) may rescind and annul such declaration and its consequences if (a) the Operating Partnership shall have deposited with the applicable Trustee all required payments of the principal of (and premium, if any) and interest on the Debt Securities of such series (or of all Debt Securities then Outstanding under the Indenture, as the case may be), plus certain fees, expenses, disbursements and advances of the Trustee and (b) all Events of Default, other than the non-payment of accelerated principal of (or specified portion thereof), or premium (if any) or interest on the Debt Securities of such series (or of all Debt Securities then Outstanding under the Indenture, as the case may be) have been cured or waived as provided in the Indenture (Section 502). The Indenture also provides that the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series (or of all Debt Securities then Outstanding under the Indenture, as the case may be) may waive any past default with respect to such series and its consequences, except a default (x) in the payment of the principal of (or premium, if any) or interest on any Debt Security or such series or (y) in respect of a covenant or provision contained in the Indenture that cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security affected thereby (Section 513).

    The Trustee will be required to give notice to the Holders of Debt Securities within 90 days of a default under the Indenture unless such default has been cured or waived; PROVIDED, HOWEVER, that the Trustee may withhold notice to the Holders of any series of Debt Securities of any default with respect to such series (except a default in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or in the payment of any sinking fund installment in respect of any Debt Security of such series) if specified Responsible Officers of the Trustee consider such withholding to be in the interest of such Holders (Section 601).

    The Indenture provides that no Holders of Debt Securities of any series may institute any proceedings, judicial or otherwise, with respect to the Indenture or for any remedy thereunder, except in the case of failure of the Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of such series, as well as an offer of indemnity reasonably satisfactory to it (Section 507). This provision will not prevent, however, any holder of Debt Securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on such Debt Securities at the respective due dates thereof (Section 508).

    Subject to provisions in the Indenture relating to its duties in case of default, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any Holders of any series of Debt Securities then Outstanding under the Indenture, unless such Holders shall have offered to the Trustee thereunder reasonable security or indemnity (Section 602). The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series (or of all Debt Securities then Outstanding under the Indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or of exercising any trust or power conferred upon the Trustee. However, the Trustee may refuse to follow any direction which is in conflict with any law or the Indenture, which may involve the Trustee in personal liability or which may be unduly prejudicial to the holders of Debt Securities of such series not joining therein (Section 512).

    Within 120 days after the close of each fiscal year, the Operating Partnership must deliver to the Trustee a certificate, signed by one of several specified officers of the Company, stating whether or not such officer has knowledge of any default under the Indenture and, if so, specifying each such default and the nature and status thereof.

MODIFICATION OF THE INDENTURE

    Modifications and amendments of the Indenture will be permitted to be made only with the consent of the Holders of not less than a majority in principal amount of all Outstanding Debt Securities or series of Outstanding Debt Securities which are affected by such modification or amendment; PROVIDED, HOWEVER, that no such modification or amendment may, without the consent of the Holder of each such Debt Security affected thereby, (a) change the Stated Maturity of the principal of, or premium (if any) or any installment of interest on, any such Debt Security; (b) reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, any such Debt Security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of any such Debt Security; (c) change the place of payment, or the coin or currency, for payment of principal of, premium, if any, or interest on any such Debt Security; (d) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security; (e) reduce the above-stated percentage of outstanding Debt Securities of any series necessary to modify or amend the Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the Indenture; or
(f) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the Holder of such Debt Security (Section 902).

    The Indenture provides that the Holders of not less than a majority in principal amount of a series of Outstanding Debt Securities have the right to waive compliance by the Operating Partnership with certain covenants relating to such series of Debt Securities in the Indenture (Section 1014).

    Modifications and amendments of the Indenture will be permitted to be made by the Operating Partnership and the Trustee without the consent of any Holder of Debt Securities for any of the following purposes: (i) to evidence the succession of another Person to the Operating Partnership as obligor under the Indenture; (ii) to add to the covenants of the Operating Partnership for the benefit of the Holders of all or any series of Debt Securities or to surrender any right or power conferred upon the Operating Partnership in the Indenture;
(iii) to add Events of Default for the benefit of the Holders of all or any series of Debt Securities; (iv) to add or change any provisions of the Indenture to facilitate the issuance of, or to liberalize certain terms of, Debt Securities in bearer form, or to permit or facilitate the issuance of Debt Securities in uncertificated form, PROVIDED that such action shall not adversely affect the interests of the Holders of the Debt Securities of any series in any material respect; (v) to change or eliminate any provisions of the Indenture, PROVIDED that any such change or elimination shall become effective only when there are no Debt Securities Outstanding of any series created prior thereto which are entitled to the benefit of such provision;

(vi) to secure the Debt Securities; (vii) to establish the form or terms of Debt Securities of any series; (viii) to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under the Indenture by more than one Trustee; (ix) to cure any ambiguity, defect or inconsistency in the Indenture, PROVIDED that such action shall not adversely affect the interests of Holders of Debt Securities of any series in any material respect; or (x) to supplement any of the provisions of the Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such Debt Securities, PROVIDED that such action shall not adversely affect the interests of the Holders of the Debt Securities of any series in any material respect (Section 901).

    The Indenture provides that in determining whether the Holders of the requisite principal amount of Outstanding Debt Securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of Holders of Debt Securities, (i) the principal amount of an Original Issue Discount Security that shall be deemed to be Outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof, (ii) the principal amount of a Debt Security denominated in a foreign currency that shall be deemed Outstanding shall be the U.S. dollar equivalent, determined on the issue date for such Debt Security, of the principal amount (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent on the issue date of such Debt Security of the amount determined as provided in (i) above), (iii) the principal amount of an Indexed Security that shall be deemed Outstanding shall be the principal face amount of such Indexed Security at original issuance, unless otherwise provided with respect to such Indexed Security pursuant to the Indenture, and (iv) Debt Securities owned by the Operating Partnership or any other obligor upon the Debt Securities or any affiliate of the Operating Partnership or of such other obligor shall be disregarded.

    The Indenture contains provisions for convening meetings of the Holders of Debt Securities of a series (Section 1501). A meeting will be permitted to be called at any time by the Trustee, and also, upon request, by the Operating Partnership or the holders of at least 10% in principal amount of the Outstanding Debt Securities of such series, in any such case upon notice given as provided in the Indenture (Section 1502). Except for any consent that must be given by the Holder of each Debt Security affected by certain modifications and amendments of the Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present will be permitted to be adopted by the affirmative vote of the Holders of a majority in principal amount of the Outstanding Debt Securities of that series; PROVIDED, HOWEVER, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the Holders of a specified percentage, which is less than a majority, in principal amount of the Outstanding Debt Securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the Holders of such specified percentage in principal amount of the Outstanding Debt Securities of that series. Any resolution passed or decision taken at any meeting of Holders of Debt Securities of any series duly held in accordance with the Indenture will be binding on all Holders of Debt Securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be Persons holding or representing a majority in principal amount of the Outstanding Debt Securities of a series; PROVIDED, HOWEVER, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the Holders of not less than a specified percentage in principal amount of the Outstanding Debt Securities of a series, the Persons holding or representing such specified percentage in principal amount of the Outstanding Debt Securities of such series will constitute a quorum (Section 1504).

    Notwithstanding the foregoing provisions, if any action is to be taken at a meeting of Holders of Debt Securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the Indenture expressly provides may be made, given or taken by the Holders of a specified percentage in principal amount of all Outstanding Debt Securities affected thereby, or of the Holders of such series and one or more additional series: (i) there shall be no minimum quorum requirement for such meeting and (ii) the principal amount of the Outstanding Debt Securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the Indenture (Section 1504).

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

    The Operating Partnership may discharge certain obligations to Holders of any series of Debt Securities that have not already been delivered to the Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the Trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable in an amount sufficient to pay the entire indebtedness on such Debt Securities in respect of principal (and premium, if any) and interest to the date of such deposit (if such Debt Securities have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be (Sections 1401 and 1404).

    The Indenture provides that, if the provisions of Article Fourteen are made applicable to the Debt Securities of or within any series pursuant to Section 301 of the Indenture, the Operating Partnership may elect either (a) to defease and be discharged from any and all obligations with respect to such Debt Securities (except for the obligation to pay additional amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such Debt Securities and the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of such Debt Securities and to hold moneys for payment in trust) ("defeasance") (Section 1402) or (b) to be released from its obligations with respect to such Debt Securities under Sections 1004 to 1011, inclusive, of the Indenture (including the restrictions described under "Certain Covenants") and its obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute a default or an Event of Default with respect to such Debt Securities ("covenant defeasance") (Section 1403), in either case upon the irrevocable deposit by the Operating Partnership with the Trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable at Stated Maturity, or Government Obligations (as defined below), or both, applicable to such Debt Securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

    Such a trust will only be permitted to be established if, among other things, the Operating Partnership has delivered to the Trustee an Opinion of Counsel (as specified in the Indenture) to the effect that the Holders of such Debt Securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such Opinion of Counsel, in the case of defeasance, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the Indenture (Section 1404).

    "Government Obligations" means securities which are (i) direct obligations of the United States of America or the government which issued the foreign currency in which the Debt Securities of a particular series are payable, for the payment of which its full faith and credit is pledged or (ii) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government which issued the foreign currency in which the Debt Securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt, PROVIDED that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt.

    Unless otherwise provided in the applicable Prospectus Supplement, if after the Operating Partnership has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to Debt Securities of any series, (a) the Holder of a Debt Security of such series is entitled to, and does, elect pursuant to the Indenture or the terms of such Debt Security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such Debt Security, or
(b) a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such Debt Security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest on such Debt Security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into the currency, currency unit or composite currency in which such Debt Security becomes payable as a result of such election or such Conversion Event based on the applicable market exchange rate. "Conversion Event" means the cessation of use of (i) a currency, currency unit or composite currency both by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community, (ii) the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Community or (iii) any currency unit or composite currency other than the ECU for the purposes for which it was established. Unless otherwise provided in the applicable Prospectus Supplement, all payments of principal of (and premium, if any) and interest on any Debt Security that is payable in a foreign currency that ceases to be used by its government of issuance shall be made in U.S. dollars.

    In the event the Operating Partnership effects covenant defeasance with respect to any Debt Securities and such Debt Securities are declared due and payable because of the occurrence of any Event of Default other than the Event of Default described in clause (d) under "Events of Default, Notice and Waiver" with respect to Sections 1004 to 1011, inclusive, of the Indenture (which sections would no longer be applicable to such Debt Securities) or described in clause (g) under "Events of Default, Notice and Waiver" with respect to any other covenant as to which there has been covenant defeasance, the amount in such currency, currency unit or composite currency in which such Debt Securities are payable, and Government Obligations on deposit with the Trustee, will be sufficient to pay amounts due on such Debt Securities at the time of their Stated Maturity but may not be sufficient to pay amounts due on such Debt Securities at the time of the acceleration resulting from such Event of Default. However, the Operating Partnership would remain liable to make payment of such amounts due at the time of acceleration.

    The applicable Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the Debt Securities of or within a particular series.

NO CONVERSION RIGHTS

    The Debt Securities will not be convertible into or exchangeable for any capital stock of the Company or equity interest in the Operating Partnership.

GLOBAL SECURITIES

    The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities (the "Global Securities") that will be deposited with, or on behalf of, a depositary (the "Depositary") identified in the applicable Prospectus Supplement relating to such series. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to a series of Debt Securities will be described in the applicable Prospectus Supplement relating to such series.

                         DESCRIPTION OF PREFERRED STOCK

GENERAL

    The Company is authorized to issue 5,000,000 shares of preferred stock, $.01 par value per share, of which 300,000 shares of Series A Cumulative Redeemable Preferred Stock were outstanding at March 31, 1997.

    The following description of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. The statements below describing the Preferred Stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Company's Amended and Restated Articles of Incorporation (the "Articles of Incorporation") and Bylaws and any applicable amendment to the Articles of Incorporation designating terms of a series of Preferred Stock (a "Designating Amendment").

TERMS

    Subject to the limitations prescribed by the Articles of Incorporation, the board of directors is authorized to fix the number of shares constituting each series of Preferred Stock and the designations and powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution of the board of directors. The Preferred Stock will, when issued, be fully paid and nonassessable by the Company (except as described under "-- Shareholder Liability" below) and will have no preemptive rights.

    Reference is made to the Prospectus Supplement relating to the Preferred Stock offered thereby for specific terms, including:

    (1) The title and stated value of such Preferred Stock;

    (2) The number of shares of such Preferred Stock offered, the liquidation preference per share and the offering price of such Preferred Stock;

    (3) The dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Stock;

    (4) The date from which dividends on such Preferred Stock shall accumulate, if applicable;

    (5) The procedures for any auction and remarketing, if any, for such Preferred Stock;

    (6) The provision for a sinking fund, if any, for such Preferred Stock;

    (7) The provision for redemption, if applicable, of such Preferred Stock;

    (8) Any listing of such Preferred Stock on any securities exchange;

    (9) The terms and conditions, if applicable, upon which such Preferred Stock will be convertible into Common Stock of the Company, including the conversion price (or manner of calculation thereof);

   (10) Whether interests in such Preferred Stock will be represented by Depositary Shares;

   (11) Any other specific terms, preferences, rights, limitations or restrictions of such Preferred Stock;

   (12) A discussion of federal income tax considerations applicable to such Preferred Stock;

   (13) The relative ranking and preferences of such Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

   (14) Any limitations on issuance of any series of Preferred Stock ranking senior to or on a parity with such series of Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; and

   (15) Any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of the Company as a REIT.

RANK

    Unless otherwise specified in the Prospectus Supplement, the Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank (i) senior to all classes or series of Common Stock of the Company, and to all equity securities ranking junior to such Preferred Stock; (ii) on a parity with all equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the Preferred Stock; and (iii) junior to all equity securities issued by the Company the terms of which specifically provide that such equity securities rank senior to the Preferred Stock. The term "equity securities" does not include convertible debt securities.

DIVIDENDS

    Holders of the Preferred Stock of each series will be entitled to receive, when, as and if declared by the board of directors of the Company, out of assets of the Company legally available for payment, cash dividends at such rates and on such dates as will be set forth in the applicable Prospectus Supplement. Each such dividend shall be payable to holders of record as they appear on the share transfer books of the Company on such record dates as shall be fixed by the board of directors of the Company.

    Dividends on any series of the Preferred Stock may be cumulative or non-cumulative, as provided in the applicable Prospectus Supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable Prospectus Supplement. If the board of directors of the Company fails to declare a dividend payable on a dividend payment date on any series of the Preferred Stock for which dividends are non-cumulative, then the holders of such series of the Preferred Stock will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the Company will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date.

    If Preferred Stock of any series is outstanding, no dividends will be declared or paid or set apart for payment on any capital stock of the Company of any other series ranking, as to dividends, on a parity with or junior to the Preferred Stock of such series for any period unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Stock of such series for all past dividend periods and the then current dividend period or
(ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Stock of such series. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon Preferred Stock of any series and the shares of any other series of Preferred Stock ranking on a parity as to dividends with the Preferred Stock of such series, all dividends declared upon Preferred Stock of such series and any other series of Preferred Stock ranking on a parity as to dividends with such Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Preferred Stock of such series and such other series of Preferred Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Preferred Stock of such series (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend) and such other series of Preferred Stock bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Preferred Stock of such series which may be in arrears.

    Except as provided in the immediately preceding paragraph, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no dividends (other than in shares of Common Stock or other capital shares ranking junior to the Preferred Stock of such series as to dividends and upon liquidation) shall be declared or paid or set aside for payment or other distribution shall be declared or made upon the Common Stock, or any other capital shares of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation, nor shall any shares of Common Stock, or any other capital shares of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Company (except by conversion into or exchange for other capital shares of the Company ranking junior to the Preferred Stock of such series as to dividends and upon liquidation).

REDEMPTION

    If so provided in the applicable Prospectus Supplement, the Preferred Stock will be subject to mandatory redemption or redemption at the option of the Company, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such Prospectus Supplement.

    The Prospectus Supplement relating to a series of Preferred Stock that is subject to mandatory redemption will specify the number of shares of such Preferred Stock that shall be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which shall not, if such Preferred Stock does not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable Prospectus Supplement. If the redemption price for Preferred Stock of any series is payable only from the net proceeds of the issuance of capital shares of the Company, the terms of such Preferred Stock may provide that, if no such capital shares shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such Preferred Stock shall automatically and mandatorily be converted into the applicable capital shares of the Company pursuant to conversion provisions specified in the applicable Prospectus Supplement.

    Notwithstanding the foregoing, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on all shares of any series of Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends of the Preferred Stock of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no shares of any series of Preferred Stock shall be redeemed unless all outstanding Preferred Stock of such series is simultaneously redeemed; PROVIDED, HOWEVER, that the foregoing shall not prevent the purchase or acquisition of Preferred Stock of such series to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Preferred Stock of such series. In addition, unless (i) if such series of

Preferred Stock has a cumulative dividend, full cumulative dividends on all outstanding shares of any series of Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividends periods and the then current dividend period, and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, the Company shall not purchase or otherwise acquire directly or indirectly any shares of Preferred Stock of such series (except by conversion into or exchange for capital shares of the Company ranking junior to the Preferred Stock of such series as to dividends and upon liquidation); PROVIDED, HOWEVER, that the foregoing shall not prevent the purchase or acquisition of Preferred Stock of such series to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Preferred Stock of such series.

    If fewer than all of the outstanding shares of Preferred Stock of any series are to be redeemed, the number of shares to be redeemed will be determined by the Company and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held or for which redemption is requested by such holder (with adjustments to avoid redemption of fractional shares) or by lot in a manner determined by the Company.

    Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of Preferred Stock of any series to be redeemed at the address shown on the share transfer books of the Company. Each notice shall state: (i) the redemption date; (ii) the number of shares and series of the Preferred Stock to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such Preferred Stock are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date; and (vi) the date upon which the holder's conversion rights, if any, as to such shares shall terminate. If fewer than all the shares of Preferred Stock of any series are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of shares of Preferred Stock to be redeemed from each such holder. If notice of redemption of any Preferred Stock has been given and if the funds necessary for such redemption have been set aside by the Company in trust for the benefit of the holders of any Preferred Stock so called for redemption, then from and after the redemption date dividends will cease to accrue on such Preferred Stock, and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

LIQUIDATION PREFERENCE

    Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, then, before any distribution or payment shall be made to the holders of any Common Stock or any other class or series of capital shares of the Company ranking junior to the Preferred Stock in the distribution of assets upon any liquidation, dissolution or winding up of the Company, the holders of each series of Preferred Stock shall be entitled to receive out of assets of the Company legally available for distribution to shareholders liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable Prospectus Supplement), plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Stock will have no right or claim to any of the remaining assets of the Company. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding Preferred Stock and the corresponding amounts payable on all shares of other classes or series of capital shares of the Company ranking on a parity with the Preferred Stock in the distribution of assets, then the holders of the Preferred Stock and all other such classes or series of capital shares shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

    If liquidating distributions shall have been made in full to all holders of Preferred Stock, the remaining assets of the Company shall be distributed among the holders of any other classes or series of capital shares ranking junior to the Preferred Stock upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of the Company with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of the property or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.

VOTING RIGHTS

    Holders of the Preferred Stock will not have any voting rights, except as set forth below or as otherwise from time to time required by law or as indicated in the applicable Prospectus Supplement.

    Whenever dividends on any shares of Preferred Stock shall be in arrears for six or more consecutive quarterly periods, the holders of such shares of Preferred Stock (voting separately as a class with all other series of preferred stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional directors of the Company at a special meeting called by the holders of record of at least ten percent (10%) of any series of Preferred stock so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders) or at the next annual meeting of stockholders, and at each subsequent annual meeting until (i) if such series of Preferred Stock has a cumulative dividend, all dividends accumulated on such shares of Preferred Stock for the past dividend periods and the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment or (ii) if such series of Preferred Stock does not have a cumulative dividend, four consecutive quarterly dividends shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In such case, the entire board of directors of the Company will be increased by two directors.

    Unless provided otherwise for any series of Preferred Stock, so long as any shares of Preferred Stock remain outstanding, the Company will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of each series of Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking prior to such series of Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized capital stock of the Company into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Company's Articles of Incorporation or the Designating Amendment for such series of Preferred Stock, whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of such series of Preferred Stock or the holders thereof; PROVIDED, HOWEVER, with respect to the occurrence of any of the Events set forth in (ii) above, so long as the Preferred Stock remains outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an Event, the Company may not be the surviving entity, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of Preferred Stock and provided further that (x) any increase in the amount of the authorized Preferred Stock or the creation or issuance of any other series of Preferred Stock, or (y) any increase in the amount of authorized shares of such series or any other series of Preferred Stock, in each case ranking on a parity with or junior to the Preferred Stock of such series with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

    The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of such series of Preferred Stock shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

    Under Indiana law, notwithstanding anything to the contrary set forth above, holders of each series of Preferred Stock will be entitled to vote as a class upon any proposed amendment to the Articles of Incorporation, whether or not entitled to vote thereon by the Articles of Incorporation, if the amendment would (i) increase or decrease the aggregate number of authorized shares of such series; (ii) effect an exchange or reclassification of all or part of the shares of the series into shares of another series; (iii) effect an exchange or reclassification, or create the right of exchange, of all or part of the shares of another class or series into shares of the series; (iv) change the designation, rights, preferences or limitations of all or a part of the shares of the series; (v) change the shares of all or part of the series into a different number of shares of the same series; (vi) create a new series having rights or preferences with respect to distributions or dissolution that are prior, superior or substantially equal to the shares of the series; (vii) increase the rights, preferences or number of authorized shares of any class or series that, after giving effect to the amendment, have rights or preferences with respect to distributions or to dissolution that are prior, superior or substantially equal to the shares of the series; (viii) limit or deny an existing preemptive right of all or part of the shares of the series; or (ix) cancel or otherwise affect rights to distributions or dividends that have accumulated but have not yet been declared on all or part of the shares of the series.

CONVERSION RIGHTS

    The terms and conditions, if any, upon which any series of Preferred Stock is convertible into shares of Common Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of shares of Common Stock into which the shares of Preferred Stock are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the Preferred Stock or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such series of Preferred Stock.

SHAREHOLDER LIABILITY

    As discussed below under "Description of Common Stock -- General," applicable Indiana law provides that no shareholder, including holders of Preferred Stock, shall be personally liable for the acts and obligations of the Company and that the funds and property of the Company shall be the only recourse for such acts or obligations.

RESTRICTIONS ON OWNERSHIP

    As discussed below under "Description of Common Stock -- Certain Provisions Affecting Change of Control," for the Company to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), not more than 50% in value of its outstanding capital shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. To assist the Company in meeting this requirement, the Company may take certain actions to limit the beneficial ownership, directly or indirectly, by a single person of the Company's outstanding equity securities, including any Preferred Stock of the Company. Therefore, the Designating Amendment for each series of Preferred Stock may contain provisions restricting the ownership and transfer of the Preferred Stock. The applicable Prospectus Supplement will specify any additional ownership limitation relating to a series of Preferred Stock.

REGISTRAR AND TRANSFER AGENT

    The Registrar and Transfer Agent for the Preferred Stock will be set forth in the applicable Prospectus Supplement.

                        DESCRIPTION OF DEPOSITARY SHARES

GENERAL

    The Company may issue receipts ("Depositary Receipts") for Depositary Shares, each of which will represent a fractional interest of a share of a particular series of Preferred Stock, as specified in the applicable Prospectus Supplement. Shares of Preferred Stock of each series represented by Depositary Shares will be deposited under a separate deposit agreement (each, a "Deposit Agreement") among the Company, the depositary named therein (a "Preferred Stock Depositary") and the holders from time to time of the Depositary Receipts. Subject to the terms of the applicable Deposit Agreement, each owner of a Depositary Receipt will be entitled, in proportion to the fractional interest of a share of a particular series of Preferred Stock represented by the Depositary Shares evidenced by such Depositary Receipt, to all the rights and preferences of the Preferred Stock represented by such Depositary Shares (including dividend, voting, conversion, redemption and liquidation rights).

    The Depositary Shares will be evidenced by Depositary Receipts issued pursuant to the applicable Deposit Agreement. Immediately following the issuance and delivery of the Preferred Stock by the Company to a Preferred Stock Depositary, the Company will cause such Preferred Stock Depositary to issue, on behalf of the Company, the Depositary Receipts. Copies of the applicable form of Deposit Agreement and Depositary Receipt may be obtained from the Company upon request, and the statements made hereunder relating to Deposit Agreements and the Depositary Receipts to be issued thereunder are summaries of certain anticipated provisions thereof and do not purport to be complete and are subject to, and qualified in their entirety by reference to, all of the provisions of the applicable Deposit Agreement and related Depositary Receipts.

DIVIDENDS AND OTHER DISTRIBUTIONS

    A Preferred Stock Depositary will be required to distribute all cash dividends or other cash distributions received in respect of the applicable Preferred Stock to the record holders of Depositary Receipts evidencing the related Depositary Shares in proportion to the number of such Depositary Receipts owned by such holders, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to such Preferred Stock Depositary.

    In the event of a distribution other than in cash, a Preferred Stock Depositary will be required to distribute property received by it to the record holders of Depositary Receipts entitled thereto, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to such Preferred Stock Depositary, unless such Preferred Stock Depositary determines that it is not feasible to make such distribution, in which case such Preferred Stock Depositary may, with the approval of the Company, sell such property and distribute the net proceeds from such sale to such holders.

    No distribution will be made in respect of any Depositary Share to the extent that it represents any Preferred Stock which has been converted or exchanged.

WITHDRAWAL OF STOCK

    Upon surrender of the Depositary Receipts at the corporate trust office of the applicable Preferred Stock Depositary (unless the related Depositary Shares have previously been called for redemption or converted), the holders thereof will be entitled to delivery at such office, to or upon each such holder's order, of the number of whole or fractional shares of the applicable Preferred Stock and any money or other property represented by the Depositary Shares evidenced by such Depositary Receipts. Holders of Depositary Receipts will be entitled to receive whole or fractional shares of the related Preferred Stock on the basis of the proportion of Preferred Stock represented by each Depositary Share as specified in the applicable Prospectus Supplement, but holders of such shares of Preferred Stock will not thereafter be entitled to receive Depositary Shares therefor. If the Depositary Receipts delivered by the holder evidence a number of

Depositary Shares in excess of the number of Depositary Shares representing the number of shares of Preferred Stock to be withdrawn, the applicable Preferred Stock Depositary will be required to deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares.

REDEMPTION OF DEPOSITARY SHARES

    Whenever the Company redeems shares of Preferred Stock held by a Preferred Stock Depositary, such Preferred Stock Depositary will be required to redeem as of the same redemption date the number of Depositary Shares representing shares of the Preferred Stock so redeemed, provided the Company shall have paid in full to such Preferred Stock Depositary the redemption price of the Preferred Stock to be redeemed plus an amount equal to any accrued and unpaid dividends thereon to the date fixed for redemption. The redemption price per Depositary Share will be equal to the redemption price and any other amounts per share payable with respect to the Preferred Stock. If fewer than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional Depositary Shares) or by any other equitable method determined by the Company that preserves the REIT status of the Company.

    From and after the date fixed for redemption, all dividends in respect of the shares of Preferred Stock so called for redemption will cease to accrue, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Receipts evidencing the Depositary Shares so called for redemption will cease, except the right to receive any moneys payable upon such redemption and any money or other property to which the holders of such Depositary Receipts were entitled upon such redemption upon surrender thereof to the applicable Preferred Stock Depositary.

VOTING OF THE PREFERRED STOCK

    Upon receipt of notice of any meeting at which the holders of the applicable Preferred Stock are entitled to vote, a Preferred Stock Depositary will be required to mail the information contained in such notice of meeting to the record holders of the Depositary Receipts evidencing the Depositary Shares which represent such Preferred Stock. Each record holder of Depositary Receipts evidencing Depositary Shares on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct such Preferred Stock Depositary as to the exercise of the voting rights pertaining to the amount of Preferred Stock represented by such holder's Depositary Shares. Such Preferred Stock Depositary will be required to vote the amount of Preferred Stock represented by such Depositary Shares in accordance with such instructions, and the Company will agree to take all reasonable action which may be deemed necessary by such Preferred Stock Depositary in order to enable such Preferred Stock Depositary to do so. Such Preferred Stock Depositary will be required to abstain from voting the amount of Preferred Stock represented by such Depositary Shares to the extent it does not receive specific instructions from the holders of Depositary Receipts evidencing such Depositary Shares. A Preferred Stock Depositary will not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any such vote made, as long as any such action or non-action is in good faith and does not result from negligence or willful misconduct of such Preferred Stock Depositary.

LIQUIDATION PREFERENCE

    In the event of the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of each Depositary Receipt will be entitled to the fraction of the liquidation preference accorded each share of Preferred Stock represented by the Depositary Share evidenced by such Depositary Receipt, as set forth in the applicable Prospectus Supplement.

CONVERSION OF PREFERRED STOCK

    The Depositary Shares, as such, will not be convertible into Common Stock or any other securities or property of the Company. Nevertheless, if so specified in the applicable Prospectus Supplement relating to an offering of Depositary Shares, the Depositary Receipts may be surrendered by holders thereof to the applicable Preferred Stock Depositary with written instructions to such Preferred Stock Depositary to instruct the Company to cause conversion of the Preferred Stock represented by the Depositary Shares evidenced by such Depositary Receipts into whole shares of Common Stock, other shares of Preferred Stock of the Company or other shares of stock, and the Company will agree that upon receipt of such instructions and any amounts payable in respect thereof, it will cause the conversion thereof utilizing the same procedures as those provided for delivery of Preferred Stock to effect such conversion. If the Depositary Shares evidenced by a Depositary Receipt are to be converted in part only, a new Depositary Receipt or Receipts will be issued for any Depositary Shares not to be converted. No fractional shares of Common Stock will be issued upon conversion, and if such conversion will result in a fractional share being issued, an amount will be paid in cash by the Company equal to the value of the fractional interest based upon the closing price of the Common Stock on the last business day prior to the conversion.

AMENDMENT AND TERMINATION OF A DEPOSIT AGREEMENT

    Any form of Depositary Receipt evidencing Depositary Shares which will represent Preferred Stock and any provision of a Deposit Agreement will be permitted at any time to be amended by agreement between the Company and the applicable Preferred Stock Depositary. However, any amendment that materially and adversely alters the rights of the holders of Depositary Receipts or that would be materially and adversely inconsistent with the rights granted to the holders of the related Preferred Stock will not be effective unless such amendment has been approved by the existing holders of at least two-thirds of the applicable Depositary Shares evidenced by the applicable Depositary Receipts then outstanding. No amendment shall impair the right, subject to certain anticipated exceptions in the Deposit Agreements, of any holder of Depositary Receipts to surrender any Depositary Receipt with instructions to deliver to the holder the related Preferred Stock and all money and other property, if any, represented thereby, except in order to comply with law. Every holder of an outstanding Depositary Receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such Depositary Receipt, to consent and agree to such amendment and to be bound by the applicable Deposit Agreement as amended thereby.

    A Deposit Agreement will be permitted to be terminated by the Company upon not less than 30 days' prior written notice to the applicable Preferred Stock Depositary if (i) such termination is necessary to preserve the Company's status as a REIT or (ii) a majority of each series of Preferred Stock affected by such termination consents to such termination, whereupon such Preferred Stock Depositary will be required to deliver or make available to each holder of Depositary Receipts, upon surrender of the Depositary Receipts held by such holder, such number of whole or fractional shares of Preferred Stock as are represented by the Depositary Shares evidenced by such Depositary Receipts together with any other property held by such Preferred Stock Depositary with respect to such Depositary Receipts. The Company will agree that if a Deposit Agreement is terminated to preserve the Company's status as a REIT, then the Company will use its best efforts to list the Preferred Stock issued upon surrender of the related Depositary Shares on a national securities exchange. In addition, a Deposit Agreement will automatically terminate if (i) all outstanding Depositary Shares thereunder shall have been redeemed, (ii) there shall have been a final distribution in respect of the related Preferred Stock in connection with any liquidation, dissolution or winding up of the Company and such distribution shall have been distributed to the holders of Depositary Receipts evidencing the Depositary Shares representing such Preferred Stock or
(iii) each share of the related Preferred Stock shall have been converted into stock of the Company not so represented by Depositary Shares.

CHARGES OF A PREFERRED STOCK DEPOSITARY

    The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of a Deposit Agreement. In addition, the Company will pay the fees and expenses of a Preferred Stock Depositary in connection with the performance of its duties under a Deposit Agreement. However, holders of Depositary Receipts will pay the fees and expenses of a Preferred Stock Depositary for any duties requested by such holders to be performed which are outside of those expressly provided for in the applicable Deposit Agreement.

RESIGNATION AND REMOVAL OF DEPOSITARY

    A Preferred Stock Depositary will be permitted to resign at any time by delivering to the Company notice of its election to do so, and the Company will be permitted at any time to remove a Preferred Stock Depositary, any such resignation or removal to take effect upon the appointment of a successor Preferred Stock Depositary. A successor Preferred Stock Depositary will be required to be appointed within 60 days after delivery of the notice of resignation or removal and will be required to be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

MISCELLANEOUS

    A Preferred Stock Depositary will be required to forward to holders of Depositary Receipts any reports and communications from the Company which are received by such Preferred Stock Depositary with respect to the related Preferred Stock.

    Neither a Preferred Stock Depositary nor the Company will be liable if it is prevented from or delayed in, by law or any circumstances beyond its control, performing its obligations under a Deposit Agreement. The obligations of the Company and a Preferred Stock Depositary under a Deposit Agreement will be limited to performing their duties thereunder in good faith and without negligence (in the case of any action or inaction in the voting of Preferred Stock represented by the applicable Depositary Shares), gross negligence or willful misconduct, and neither the Company nor any applicable Preferred Stock Depositary will be obligated to prosecute or defend any legal proceeding in respect of any Depositary Receipts. Depositary Shares or shares of Preferred Stock represented thereby unless satisfactory indemnity is furnished. The Company and any Preferred Stock Depositary will be permitted to rely on written advice of counsel or accountants, or information provided by persons presenting shares of Preferred Stock represented thereby for deposit, holders of Depositary Receipts or other persons believed in good faith to be competent to give such information, and on documents believed in good faith to be genuine and signed by a proper party.

    In the event a Preferred Stock Depositary shall receive conflicting claims, requests or instructions from any holders of Depositary Receipts, on the one hand, and the Company, on the other hand, such Preferred Stock Depositary shall be entitled to act on such claims, requests or instructions received from the Company.

                          DESCRIPTION OF COMMON STOCK

GENERAL

    The authorized capital stock of the Company includes 150,000,000 shares of Common Stock, $.01 par value per share. Each outstanding share of Common Stock entitles the holder to one vote on all matters presented to shareholders for a vote. Holders of Common Stock have no preemptive rights. At March 31, 1997, there were 31,442,291 shares of Common Stock outstanding, 3,377,709 shares reserved for issuance upon exchange of outstanding Units and 1,053,781 shares reserved for issuance upon the exercise of outstanding stock options.

    Shares of Common Stock currently outstanding are listed for trading on the New York Stock Exchange (the "NYSE"). The Company will apply to the NYSE to list the additional shares of Common Stock to be sold pursuant to any Prospectus Supplement, and the Company anticipates that such shares will be so listed.

    The Articles of Incorporation of the Company provide for the board of directors to be divided into three classes of directors, each class to consist as nearly as possible of one-third of the directors. At each annual meeting of shareholders, the class of directors to be elected at such meeting will be elected for a three-year term and the directors in the other two classes will continue in office. The overall effect of the provisions in the Articles of Incorporation with respect to the classified board may be to render more difficult a change of control of the Company or removal of incumbent management. Holders of Common Stock have no right to cumulative voting for the election of directors. Consequently, at each annual meeting of shareholders, the holders of a plurality of the shares of Common Stock are able to elect all of the successors of the class of directors whose term expires at that meeting. Directors may be removed only for cause and only with the affirmative vote of the holders of a majority of the shares of Common Stock entitled to vote in the election of directors.

    All shares of Common Stock issued will be duly authorized, fully paid, and non-assessable. Distributions may be paid to the holders of Common Stock if and when declared by the board of directors of the Company out of funds legally available therefor. The Company intends to continue to pay quarterly dividends.

    Under Indiana law, shareholders are generally not liable for the Company's debts or obligations. If the Company is liquidated, subject to the right of any holders of preferred stock, if any, to receive preferential distributions, each outstanding share of Common Stock will be entitled to participate pro rata in the assets remaining after payment of, or adequate provision for, all known debts and liabilities of the Company.

CERTAIN PROVISIONS AFFECTING CHANGE OF CONTROL

    GENERAL. Pursuant to Indiana law, the Company cannot merge with or sell all or substantially all of the assets of the Company, except pursuant to a resolution approved by shareholders holding a majority of the shares voting on the resolution. The Company's Articles of Incorporation also contain provisions which may discourage certain types of transactions involving an actual or threatened change of control of the Company, including: (i) a requirement that, in the case of certain mergers, sales of assets, liquidations or dissolutions, or reclassifications or recapitalizations involving persons owning 10% or more of the capital stock of the Company, such transactions be approved by a vote of the holders of 80% of the issued and outstanding shares of capital stock of the Company or three-fourths of the continuing directors, or provide for payment of a price to affected shareholders for their shares not less than as specified in the Articles of Incorporation; (ii) a requirement that any amendment or alteration of certain provisions of the Articles of Incorporation affecting change of control be approved by the holders of 80% of the issued and outstanding capital stock of the Company; and (iii) a staggered board of directors and a limitation on removal of directors to removal for cause as described above.

    The partnership agreement for the Operating Partnership also contains provisions which could discourage transactions involving an actual or threatened change of control of the Company, including (i) a requirement that holders of at least 90% of the outstanding Units held by the Company and other Unit holders approve any voluntary sale, exchange or other disposition, including merger or consolidation (other than a disposition occurring upon a financing or refinancing of the Operating Partnership), of all or substantially all of the assets of the Operating Partnership in a single transaction or a series of related transactions; (ii) a restriction against any assignment or transfer by the Company of its interest in the Operating Partnership; and (iii) a requirement that holders of more than 90% of the Units approve any merger, consolidation or other combination of the Company with or into another entity, or sale of all or substantially all of the Company's assets, or any reclassification or recapitalization or change of outstanding shares of Common Stock (other than certain changes in par value, stock splits, stock dividends or combinations) unless after the transaction substantially all of the assets of the surviving entity are contributed to the Operating Partnership in exchange for Units. On these matters, the Company's Units will be voted at the discretion of the directors of the Company who are not officers or employees of the Company and do not hold Units.

    OWNERSHIP LIMITS. For the Company to qualify as a REIT under the Code, no more than 50% in value of its outstanding capital shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year or during a proportionate part of a shorter taxable year. The Common Stock must also be beneficially owned by 100 or more persons during at least 335 days of a taxable year or during a proportionate part of a shorter taxable year. Because the Company expects to continue to qualify as a REIT, the Articles of Incorporation of the Company contain restrictions on the acquisition of Common Stock intended to ensure compliance with these requirements.

    The Articles of Incorporation contain a restriction which authorizes, but does not require, the board of directors to refuse to give effect to a transfer of Common Stock which, in its opinion, might jeopardize the status of the Company as a REIT. This provision also renders null and void any purported acquisition of shares which would result in the disqualification of the Company as a REIT. The provision also gives the board of directors the authority to take such actions as it deems advisable to enforce the provision. Such actions might include, but are not limited to, refusing to give effect to, or seeking to enjoin, a transfer which might jeopardize the Company's status as a REIT. The provision also requires any shareholder to provide the Company such information regarding his direct and indirect ownership of Common Stock as the Company may reasonably require.

REGISTRAR AND TRANSFER AGENT

    The Registrar and Transfer Agent for the Common Stock is American Stock Transfer & Trust Company, New York, New York.

                       FEDERAL INCOME TAX CONSIDERATIONS

    The following summary of material federal income tax considerations relevant to the Company is based on current law, is not exhaustive of all possible tax considerations, does not include a detailed discussion of any state, local or foreign tax considerations and does not purport to deal with all aspects of taxation that may be relevant to an investor in light of his or her particular circumstances or to certain types of investors (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) who are subject to special treatment under the federal income tax laws. The tax treatment of an investor will also vary depending upon the terms of the specific securities acquired by such investor. Additional federal income tax considerations that are material to investors in securities other than common stock may be provided in the applicable Prospectus Supplement relating thereto.

    EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT THE APPLICABLE PROSPECTUS SUPPLEMENT AS WELL AS HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE PURCHASE, OWNERSHIP AND SALE OF SECURITIES IN AN ENTITY ELECTING TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION, AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF THE COMPANY

    GENERAL. The Company expects to continue to be taxed as a REIT for Federal income tax purposes. Management believes that the Company was organized and has operated in such a manner as to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), and that the Company intends to continue to operate in such a manner. No assurance, however, can be given that the Company has qualified as a REIT or will continue to operate in a manner so as to remain qualified as a REIT.

    In the opinion of Bose McKinney & Evans which has acted as counsel to the Company ("Counsel"), assuming the Company was organized in conformity with and has satisfied the requirements for qualification and taxation as a REIT under the Code for each of its taxable years from and including the first year for which the Company made the election to be taxed as a REIT, and the assumptions and representations referred to below are true, the proposed methods of operation of the Company, the Operating Partnership and Duke Realty Services Limited Partnership (the "Services Partnership") will permit the Company to continue to qualify to be taxed as a REIT for its current and subsequent taxable years. This opinion is based upon certain assumptions relating to the organization and operation of Duke Services, Inc. ("DSI"), the Operating Partnership and the Services Partnership and is conditioned upon certain representations made by Company personnel and affiliates as to certain factual matters relating to the Company's past operations and the intended manner of future operation of the Company, the Operating Partnership, and the Services Partnership. The opinion is further based upon a letter ruling received by the Company from the IRS dated September 30, 1994, which concluded that the Company's and the Operating Partnership's distributive shares of the gross income of the Services Partnership will be in proportion to their respective percentage shares of the capital interests of the partners of the Services Partnership. Counsel is not aware of any facts or circumstances which are inconsistent with these assumptions and representations. Unlike a tax ruling, an opinion of counsel is not binding upon the IRS, and no assurance can be given that the IRS will not challenge the status of the Company as a REIT for Federal income tax purposes. The Company's qualification and taxation as a REIT has depended and will depend upon, among other things, the Company's ability to meet on a continuing basis, through ownership of assets, actual annual operating results, receipt of qualifying real estate income, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Code discussed below. Counsel will not review compliance with these tests on a periodic or continuing basis. Accordingly, no assurance can be given respecting the satisfaction of such tests. See "Taxation of the Company--Failure to Qualify."

    The following is a general summary of the Code sections which govern the Federal income tax treatment of a REIT and its shareholders. These sections of the Code are highly technical and complex. This summary is qualified in its entirety by the applicable Code provisions, Treasury Regulations, and administrative and judicial interpretations thereof as currently in effect.

    So long as the Company qualifies for taxation as a REIT and distributes at least 95% of its REIT taxable income (computed without regard to net capital gain or the dividends paid deduction) for its taxable year to its shareholders, it will generally not be subject to federal income tax with respect to income which it distributes to its shareholders. However, the Company may be subject to federal income tax under certain circumstances, including taxes at regular corporate rates on any undistributed REIT taxable income, the "alternative minimum tax" on its items of tax preference, and taxes imposed on income and gain generated by certain extraordinary transactions.

    REQUIREMENT FOR QUALIFICATION. The Code defines a REIT as a corporation, trust or association: (1) which is managed by one or more trustees or directors;
(2) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest; (3) which would be taxable as a domestic corporation but for Sections 856 through 859 of the Code; (4) which is neither a financial institution nor an insurance company subject to certain provisions of the Code; (5) which has the calendar year as its taxable year; (6) the beneficial ownership of which is held by 100 or more persons; (7) during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities); and (8) which meets certain income and asset tests, described below. The Company believes it currently satisfies all requirements.

    DSI is a "qualified REIT subsidiary" and is not treated as a separate corporation. Thus, in applying the requirements described herein, DSI will be ignored for federal income tax purposes, and all of its assets, liabilities, and items of income, deduction, and credit will be treated as assets, liabilities, and items of income, deduction, and credit of the Company. DSI, therefore, will not be subject to federal corporate income taxation, although it may be subject to state and local taxation.

    INCOME TESTS. In order to qualify as a REIT, there are three gross income tests that must be satisfied annually. For purposes of these tests, the Company is deemed to be entitled to a share of the gross income attributable to its proportionate interest in any partnerships in which it holds an interest. First, at least 75% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property (including "rents from real property," gain from the sale of real property and, in certain circumstances, interest) or from qualified types of temporary investments. Second, at least 95% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from the same items which qualify under the 75% income tests or from dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing. Third, less than 30% of the Company's gross income (including gross income from prohibited transactions) must be derived from gain in connection with the sale or other disposition of stock or securities held for less than one year, property in a prohibited transaction, and real property held for less than four years (other than involuntary conversions and foreclosure property).

    Rents received by the Company will qualify as "rents from real property" in satisfying the gross income tests for a REIT described above only if several conditions (related to the relationship of the tenant to the Company, the method of determining the rent payable and nature of the property leased) are met. The Company does not anticipate receiving rents in excess of a de minimis amount that fail to meet these conditions. Finally, for rents received to qualify as "rents from real property," the Company generally must not operate or manage the property or furnish or render services to tenants, other than through an "independent contractor" that is adequately compensated and from whom the Company derives no income; provided, however, that the Company may perform services "usually or customarily rendered" in connection with the rental of space for occupancy only and not otherwise considered "rendered to the occupant" ("Permissible Services").

    The Company provides certain management, development, construction and other tenant-related services (collectively, "Real Estate Services") with respect to the Properties through the Operating Partnership, which is not an independent contractor. Management believes that the Real Estate Services provided to tenants by the Operating Partnership are Permissible Services. To the extent Real Estate Services to tenants do not constitute Permissible Services, such services are performed by independent contractors.

    The Company derives a portion of its income from the Operating Partnership's interest as a limited partner in the Services Partnership and its ownership of DSI which is a general partner of the Services Partnership. The Services Partnership receives fees for Real Estate Services with respect to properties that are not owned by the Operating Partnership and fees in consideration for the performance of management and administrative services with respect to Properties that are not entirely owned by the Operating Partnership. All or a portion of such fees will not qualify as "rents from real property" for purposes of the 75% or 95% gross income tests. Pursuant to Treasury Regulations, a partner's capital interest in a partnership determines its proportionate interest in the partnership's gross income from partnership assets for purposes of the 75% and 95% gross income tests. For this purpose, the capital interest of a partner is determined by dividing its capital account by the sum of all partners' capital accounts. The partnership agreement of the Services Partnership provides, however, for varying allocations of income which differ from capital interests, subject to certain limitations on the aggregate amount of gross income which may be allocated to the Operating Partnership and DSI. The Company has obtained a letter ruling from the IRS that allocations according to capital interests are proper for applying the 75% and 95% gross income tests. Thus, for purposes of these gross income tests, the Services Partnership allocates its gross income to the Operating Partnership and DSI based on their capital interests in the Services Partnership. Although certain of the fees allocated from the Services Partnership do not qualify under the 75% or 95% gross income tests as "rents from real property," the Company believes that the aggregate amount of such fees (and any other non-qualifying income) allocated to the Company in any taxable year has not and will not cause the Company to exceed the limits on non-qualifying income under the 75% or 95% gross income tests described above.

    If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. Even if these relief provisions apply, a tax would be imposed on certain excess net income.

    ASSET TESTS. In order for the Company to maintain its qualification as a REIT, at the close of each quarter of its taxable year, it must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets must be represented by "real estate assets," cash, cash items, and government securities. Second, not more than 25% of the Company's total assets may be represented by securities other than those in the 75% assets class. Third, of the assets held in securities other than those in the 75% assets class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets, and the Company may not own more than 10% of any one issuer's outstanding voting securities (excluding securities of a qualified REIT subsidiary as defined in the Code or another REIT).

    The Company is deemed to directly hold its proportionate share of all real estate and other assets of the Operating Partnership as well as its proportionate share of all assets deemed owned by the Operating Partnership and DSI through their ownership of partnership interests in the Services Partnership and other partnerships. As a result, management believes that more than 75% of the company's assets are real estate assets. In addition, management does not expect the Company to hold (1) any securities representing more than 10% of any one issuer's voting securities other than DSI, which is a qualified REIT subsidiary, nor (2) securities of any one issuer exceeding 5% of the value of the Company's gross assets (determined in accordance with generally accepted accounting principles).

    ANNUAL DISTRIBUTION REQUIREMENTS. The Company, in order to qualify as a REIT, generally must distribute dividends (other than capital gain dividends) to its shareholders in an amount at least equal to (A) the sum of (i) 95% of the Company's "REIT taxable income" (computed without regard to the dividends paid deduction and the Company's net capital gain), and (ii) 95% of the net income (after tax) if any, from foreclosure property, minus (B) the sum of certain items of non-cash income. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax on the undistributed amount at regular capital gains and ordinary corporate tax rates. Furthermore, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT net capital gain income for such year, and (iii) any undistributed taxable income from prior periods, the Company will be subject to regular capital gains and ordinary corporate tax rates on undistributed income and also may be subject to a 4% excise tax on undistributed income in certain events. The Company believes that it has made and intends to continue to make timely distributions sufficient to satisfy the annual distribution requirements. In this regard, the partnership agreement of the Operating Partnership authorizes the Company, as general partner, to take such steps as may be necessary to cause the Operating Partnership to distribute to its partners an amount sufficient to permit the Company to meet these distribution requirements. It is possible, however, that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the 95% distribution requirement due primarily to the expenditure of cash for nondeductible expenses such as principal amortization or capital expenditures. In such event, the Company may borrow or may cause the Operating Partnership to arrange for short-term or other borrowing to permit the payment of required dividends or pay dividends in the form of taxable stock dividends. If the amount of nondeductible expenses exceeds non-cash deductions, the Operating Partnership may refinance its indebtedness to reduce principal payments and borrow funds for capital expenditures.

    FAILURE TO QUALIFY. If the Company fails to qualify for taxation as a REIT in any taxable year, the Company will be subject to tax (including any applicable corporate alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year in which the Company fails to qualify will not be required to be made and, if made, will not be deductible by the Company. Unless entitled to relief under specific statutory provisions, the Company also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief.

TAX ASPECTS OF THE COMPANY'S INVESTMENTS IN PARTNERSHIPS

    EFFECT OF TAX STATUS OF OPERATING PARTNERSHIP AND SERVICES PARTNERSHIP AND OTHER PARTNERSHIPS ON REIT QUALIFICATION. All of the Company's investments are through DSI and the Operating Partnership, which in turn hold interests in other partnerships, including the Services Partnership. The Company believes that the Operating Partnership, and each other partnership in which it holds an interest, is properly treated as a partnership for tax purposes (and not as an association taxable as a corporation). If, however, the Operating Partnership, the Services Partnership or any of the other partnerships were treated as an association taxable as a corporation, the Company would cease to qualify as a REIT.

    TAX ALLOCATIONS WITH RESPECT TO THE PROPERTIES. The Operating Partnership was formed by way of contributions of appreciated property (including certain of the Properties) to the Operating Partnership. When property is contributed to a partnership in exchange for an interest in the partnership, the partnership generally takes a carryover basis in that property for tax purposes equal to the adjusted basis of the contributing partner in the property, rather than a basis equal to the fair market value of the property at the time of contribution (this difference is referred to as "Book-Tax Difference"). The partnership agreement of the Operating Partnership requires allocations of income, gain, loss and deduction with respect to a contributed Property be made in a manner consistent with the special rules of Section 704(c) of the Code and the regulations thereunder, which will tend to eliminate the Book-Tax Differences with respect to the contributed Properties over the life of the Operating Partnership. However, because of certain technical limitations, the special allocation rules of Section 704(c) may not always entirely eliminate the Book-Tax Differences on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed Properties in the hands of the Operating Partnership could cause the Company (i) to be allocated lower amounts of depreciation and other deductions for tax purposes than would be allocated to the Company if all Properties were to have a tax basis equal to their fair market value at the time of contribution, and (ii) possibly to be allocated taxable gain in the event of a sale of such contributed Properties in excess of the economic or book income allocated to the Company as a result of such sale. The foregoing principles also apply in determining the earnings and profits of the Company for purposes of determining the portion of distributions taxable as dividend income. The application of these rules over time may result in a higher portion of distributions being taxed as dividends than would have occurred had the Company purchased its interests in the Properties at their agreed values.

TAXATION OF TAXABLE DOMESTIC SHAREHOLDERS

    As long as the Company qualifies as a REIT, distributions made to the Company's taxable domestic shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income and will not be eligible for the dividends received deduction for corporations. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed the Company's actual net capital gain for the taxable year). However, corporate holders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Distributions in excess of current and accumulated earnings and profits will not be taxable to a holder to the extent that they do not exceed the adjusted tax basis of the holder's shares, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a holder's shares they will be included in income as long-term capital gain (or short-term capital gain if the shares have been held for one year or less) assuming the shares are a capital asset in the hands of the holder. In addition, any dividend declared by the Company in October, November or December of any year payable to a shareholder of record on a specified date in any such month shall be treated as both paid by the Company and received by the shareholder on December 31 of such year; provided that the dividend is actually paid by the Company during January of the following calendar year. Shareholders may not include in their individual income tax returns any net operating losses or capital losses of the Company.

    In general, a domestic shareholder will realize capital gain or loss on the disposition of common stock equal to the difference between (i) the amount of cash and the fair market value of any property received on such disposition and
(ii) the shareholder's adjusted basis of such common stock. Such gain or loss generally will constitute long-term capital gain or loss if the shareholder has held such shares for more than one year. Loss upon a sale or exchange of common stock by a shareholder who has held such common stock for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of distributions from the Company required to be treated by such shareholder as long-term capital gain.

TAXATION OF TAX-EXEMPT SHAREHOLDERS

    Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts ("Exempt Organizations"), generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income ('UBTI"). While many investments in real estate generate UBTI, the IRS has issued a published ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI, provided that the shares of the REIT are not otherwise used in an unrelated trade or business of the exempt employee pension trust. Based on that ruling, amounts distributed by the Company to Exempt Organizations generally should not constitute UBTI. However, if an Exempt Organization finances its acquisitions of the common shares with debt, a portion of its income from the Company will constitute UBTI pursuant to the "debt-financed property" rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under paragraphs (7), (9), (17), and (20), respectively, of Code section 501(c) are subject to different UBTI rules, which generally will require them to characterize distributions from the Company as UBTI.

    In addition, in certain circumstances, a pension trust that owns more than 10% of the Company's shares is required to treat a percentage of the dividends from the Company as UBTI (the "UBTI Percentage"). The UBTI Percentage is the gross income derived by the Company from an unrelated trade or business (determined as if the Company were a pension trust) divided by the gross income of the Company for the year in which the dividends are paid. The UBTI rule applies to a pension trust holding more than 10% of the Company's stock only if
(i) the UBTI Percentage is at least 5%, (ii) the Company qualifies as a REIT by reason of the modification of the "five or fewer" stock ownership requirement that allows the beneficiaries of the pension trust to be treated as holding shares of the Company in proportion to their actuarial interests in the pension trust, and (iii) either (A) one pension trust owns more that 25% of the value of the Company's shares or (B) a group of pension trusts individually holding more than 10% of the value of the Company's shares collectively owns more than 50% of the value of the Company's shares.

BACKUP WITHHOLDING

    The Company will report to its domestic shareholders and the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless such holder
(a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A shareholder that does not provide the Company with his correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the shareholder's income tax liability. In addition, the Company may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to the Company.

    The Treasury Department recently issued proposed regulations regarding the withholding and information reporting rules discussed above. In general, the proposed regulations do not alter the substantive withholding requirements but unify current certification procedures and forms, and clarify and modify reliance standards. If finalized in their current form, the proposed regulations would generally be effective for payments made after December 31, 1997, subject to certain transition rules.

TAXATION OF NON-U.S. SHAREHOLDERS

    The rules governing U.S. Federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign shareholders (collectively, "Non-U.S. Shareholders") are complex, and no attempt will be made herein to provide more than a limited summary of such rules. Prospective Non-U.S. Shareholders should consult with their own tax advisors to determine the impact of U.S. Federal, state and local income tax laws with regard to an investment in common stock, including any reporting requirements.

    Distributions that are not attributable to gain from sales or exchanges by the Company of U.S. real property interests and not designated by the Company as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Company. Such distributions, ordinarily, will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces that tax. Distributions in excess of current and accumulated earnings and profits of the Company will not be taxable to a Non-U.S. Shareholder to the extent that they do not exceed the adjusted basis of the shareholder's common stock, but rather will reduce the adjusted basis of such common stock. To the extent that such distributions exceed the adjusted tax basis of a Non-U.S. Shareholder's common stock, they will give rise to tax liability if the Non-U.S. Shareholder would otherwise be subject to tax on any gain from the sale or disposition of his common stock as described below (in which case they also may be subject to a 30% branch profits tax if the shareholder is a foreign corporation). As a result of a legislative change made by the Small Business Job Protection Act of 1996, effective for distributions made after August 20, 1996, the Company is required to withhold 10% of any distribution in excess of the Company's current accumulated earnings and profits. Consequently, although the Company intends to withhold at a rate of 30% on the entire amount of any distribution, to the extent that the Company does not do so any portion of a distribution not subject to withholding at a rate of 30% will be subject to withholding at a rate of 10%. However, the Non-U.S. Shareholder may seek a refund of such amounts from the IRS if it is subsequently determined that such distribution was, in fact, in excess of current or accumulated earnings and profits of the Company, and the amount withheld exceeds the Non-U.S. Shareholder's United States tax liability, if any, with respect to the distribution.

    For any year in which the Company qualifies as a REIT, distributions that are attributable to gain from sales or exchanges by the Company of U.S. real property interests will be taxed to a Non-U.S. Shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA") at the normal capital gain rates applicable to domestic shareholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a corporate Non-U.S. Shareholder not entitled to treaty relief or exemption. The Company is required to withhold 35% of any distribution that is or could be designated by the Company as a capital gain dividend. The amount withheld is creditable against the Non-U.S. Shareholder's FIRPTA tax liability.

    Gain recognized by a Non-U.S. Shareholder upon a sale of common stock generally will not be taxed under FIRPTA if the Company is a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by foreign persons. The Company believes that it is a "domestically controlled REIT," and, therefore, that the sale of common stock will not be subject to taxation under FIRPTA. If the gain on the sale of common stock were to be subject to tax under FIRPTA, the Non-U.S. Shareholder would be subject to the same treatment as domestic shareholders with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals), and the purchaser of the common stock would be required to withhold and remit to the IRS 10% of the purchase price.

STATE AND LOCAL TAXES

    The Company or its shareholders or both may be subject to state, local or other taxation in various state, local or other jurisdictions, including those in which they transact business or reside. The tax treatment in such jurisdictions may differ from the Federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in shares of the Company.

                              PLAN OF DISTRIBUTION

    The Company and the Operating Partnership may sell Securities to or through underwriters, and also may sell Securities directly to other purchasers or through agents.

    The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

    In connection with the sale of Securities, underwriters may receive compensation from the Company, from the Operating Partnership or from purchasers of Securities, for whom they may act as agents, in the form of discounts, concessions, or commissions. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions, or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers, and agents that participate in the distribution of Securities may be deemed to be underwriters, and any discounts or commissions they receive from the Company or the Operating Partnership, and any profit on the resale of Securities they realize may be deemed to be underwriting discounts and commissions, under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from the Company or the Operating Partnership will be described, in the Prospectus Supplement.

    Unless otherwise specified in the related Prospectus Supplement, each series of Securities will be a new issue with no established trading market, other than the Common Stock which is listed on the NYSE. Any shares of Common Stock sold pursuant to a Prospectus Supplement will be listed on such exchange, subject to official notice of issuance. The Company or the Operating Partnership may elect to list any series of Debt Securities, Preferred Stock or Depositary Shares on an exchange, but neither is obligated to do so. It is possible that one or more underwriters may make a market in a series of Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of the trading market for the Securities.

    Under agreements the Company and the Operating Partnership may enter into, underwriters, dealers, and agents who participate in the distribution of Securities may be entitled to indemnification by the Company or the Operating Partnership against certain liabilities, including liabilities under the Securities Act.

    Underwriters, dealers and agents may engage in transactions with, or perform services for, or be customers of, the Company or the Operating Partnership in the ordinary course of business.

    If so indicated in the applicable Prospectus Supplement, the Company or the Operating Partnership, as the case may be, will authorize underwriters or other persons acting as the Company's or the Operating Partnership's agents to solicit offers by certain institutions to purchase Securities from the Company or the Operating Partnership pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the Company or the Operating Partnership, as the case may be. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

                                 LEGAL OPINIONS

    The legality of the Securities offered hereby is being passed upon for the Company by Bose McKinney & Evans, Indianapolis, Indiana. In addition, the description of Federal income tax matters contained in this Prospectus entitled "Federal Income Tax Considerations" is based upon the opinion of Bose McKinney & Evans. John W. Wynne and Darell E. Zink, Jr., officers and directors of the Company, were partners in Bose McKinney & Evans through 1987 and 1982, respectively, and were of counsel to that firm until December, 1990.

                                    EXPERTS

    The Consolidated Financial Statements and related Schedules of the Company and of the Operating Partnership as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996, each incorporated herein by reference have been incorporated herein in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, also incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

    With respect to the unaudited interim financial information for the periods ended March 31, 1997 and 1996, incorporated by reference herein, the independent certified public accountants have reported that they applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports included in the Company's and the Operating Partnership's quarterly reports on Form 10-Q for the quarter ended March 31, 1997, and incorporated by reference herein, state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not a "report" or a "part" of the registration statement prepared or certified by the accountants within the meaning of sections 7 and 11 of such Act.

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    NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY
REPRESENTATION OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES DESCRIBED IN THE PROSPECTUS SUPPLEMENT OR AN OFFER TO ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER AND THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE OPERATING PARTNERSHIP SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.
                                ----------------

                               TABLE OF CONTENTS

                                                  PAGE
                                                ---------
                  PROSPECTUS SUPPLEMENT
The Operating Partnership.....................        S-3
Recent Developments...........................        S-5
Use of Proceeds...............................        S-9
Capitalization................................       S-10
Ratios of Earnings to Fixed Charges...........       S-10
Management's Discussion and Analysis of
 Financial Condition and Results of
 Operations...................................       S-11
Description of the Bonds......................       S-18
U.S. Federal Income Tax Consequences..........       S-29
Underwriting..................................       S-31
Validity of the Bonds.........................       S-31

                       PROSPECTUS
Available Information.........................          2
Incorporation of Certain Documents by
 Reference....................................          2
The Company and the Operating Partnership.....          3
Use of Proceeds...............................          3
Ratios of Earnings to Fixed Charges...........          4
Description of Debt Securities................          4
Description of Preferred Stock................         15
Description of Depositary Shares..............         21
Description of Common Stock...................         24
Federal Income Tax Considerations.............         26
Plan of Distribution..........................         33
Legal Opinions................................         34
Experts.......................................         34

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
                                  $100,000,000

                                     [LOGO]

                                  DUKE REALTY
                              LIMITED PARTNERSHIP

                           PUTTABLE RESET SECURITIES
                          PURS-SM- DUE MARCH   , 2016

                                  -----------

                             PROSPECTUS SUPPLEMENT

                                  -----------

                              GOLDMAN, SACHS & CO.

                                 UBS SECURITIES